FARMLAND INDUSTRIES, INC.
FARMLAND FOODS, INC.

FIRST AMENDED AND RESTATED

DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND

ADEQUATE PROTECTION STIPULATION

This FIRST AMENDED AND RESTATED DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND ADEQUATE PROTECTION STIPULATION is dated as of June 5, 2002 and entered into by and among FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Company"), FARMLAND FOODS, INC, a Kansas corporation ("Foods"), and together with Company, jointly and severally, the "Borrowers", THE MATERIAL SUBSIDIARIES OF BORROWERS for purposes of subsections 2.16 through 2.22 hereof, in each case, as debtor and debtor-in-possession, THE FINANCIAL INSTITUTIONS PARTY HERETO (each individually referred to herein as a "DIP Lender" and collectively as "DIP Lenders"), and DEUTSCHE BANK TRUST COMPANY AMERICAS ("DB"), as administrative agent for DIP Lenders (in such capacity, "DIP Agent") and administrative agent for the lenders (the "Prepetition Lenders") under Borrowers' Credit Agreement dated as of February 7, 2002 (in such capacity, "Prepetition Agent").

R E C I T A L S

WHEREAS, on May 31, 2002 (the "Petition Date"), each Borrower and certain of their Subsidiaries (the "Subsidiary Guarantors") filed a voluntary petition for relief under the Bankruptcy Code (such term and other capitalized terms used in these Recitals without definition have the meanings set forth in subsection 1.1 of this Agreement) with the United States Bankruptcy Court for the Western District of  Missouri (the "Court") (such proceedings being jointly administered under Case No. 02-50557-JWV are hereinafter referred to as the "Chapter 11 Cases").  Each of Borrowers and Subsidiary Guarantors continues to operate its businesses and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, Borrowers have requested DIP Lenders to provide a two-tranche revolving credit facility in an aggregate amount not to exceed $306,000,000 on a post-petition basis on the terms and conditions set forth herein.

WHEREAS, DIP Lenders are willing to provide such financing only if all of the DIP Obligations hereunder and under the other Loan Documents (a)  constitute allowed administrative expense claims in the Chapter 11 Cases as set forth herein, (b) are guarantied by the Subsidiary Guarantors, and (c)  are secured by a First Priority Lien on substantially all of Borrowers' and Subsidiary Guarantors' real, personal and mixed property;

WHEREAS, Prepetition Lenders assert, and Borrowers agree, that all existing cash, negotiable instruments, securities, deposit accounts or other cash equivalents of the Borrowers and Subsidiary Guarantors and the proceeds, products, rents or profits of property of Borrowers and Subsidiary Guarantors that comprise the collateral securing the Prepetition Credit Facilities (whether existing before or after the commencement of the Chapter 11 Cases) constitute the Cash Collateral of the Prepetition Lenders (the "Prepetition Lenders' Cash Collateral");

WHEREAS, the Prepetition Lenders consent to the use of the Prepetition Lenders' Cash Collateral, by payments to Prepetition Lenders as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, DIP Lenders, DIP Agent, certain Prepetition Lenders and Prepetition Agent agree as follows:

Section 1.                DEFINITIONS

1.1              Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

"Account" means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

"Adjusted Pro Rata Share" means, with respect to any DIP Lender, the percentage obtained by dividing (i) the applicable Revolving DIP Loan Exposure of that DIP Lender by (ii) the aggregate applicable Revolving DIP Loan Exposure of all DIP Lenders other than Daily Funding Lender.

"ADM/Farmland Master Lease" means the Master Lease dated May 4, 2001 between Company, as Lessor, and ADM/Farmland, Inc., a wholly owned subsidiary of Archer Daniels Midland Company, as Lessee, pursuant to which ADM/Farmland, Inc. leases certain grain elevators from Company and shares losses and profits from the operation thereof with Company, as more specifically provided therein.

"Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.  Notwithstanding the foregoing, neither DIP Agent nor any DIP Lender shall be deemed to be an Affiliate of any of the Loan Parties.

"Affiliated Fund" means, with respect to any DIP Lender, a fund that invests in commercial loans and is managed by the same investment advisor as such DIP Lender, an Affiliate of such DIP Lender or by an Affiliate of the same investment advisor as such DIP Lender.

"Agreement" means this First Amended and Restated Debtor-in-Possession Credit Agreement dated as of June 5, 2002, as it may be amended, supplemented or otherwise modified from time to time.

"Agriliance" means Agriliance LLC, a Delaware limited liability company, which is a Joint Venture of Company.

"AP Aging Report" means a written report of the payment status of Borrowers' accounts payable to any Person who has asserted or claimed a Lien against, or payment or setoff right with respect to, any Inventory, which report shall include the amounts due, payment terms, whether any offset or defenses to such payment exist, and such other information required by DIP Agent, in form and substance reasonably required by DIP Agent.

"AP Reserve" means the fluctuating reserve established by DIP Agent from time to time against the Borrowing Base in an amount estimated to be the amount (without duplication) of accounts payable and outstanding checks or drafts payable to any Person who may claim a Lien against, or payment or setoff right with respect to, any Inventory and including without limitation Persons who may claim a Lien against Foods under the Packers and Stockyard Act of 1921 (7 U.S.C. § 181 et. seq.), as amended, and tank farm and pipeline owners entitled to payment with respect to the storage, transportation and shipping costs, expenses and charges incurred by Company in connection with the storage and transportation of goods used in Company's Petroleum Business.

"AR Aging Report" means a written report of the payment status of Borrowers' accounts receivable, which report shall include the delinquency status, collectibility assessment, write downs or charge-offs, modification or extension of initial payment terms and such other information required by DIP Agent, in form and substance reasonably required by DIP Agent.

"Asset Sale" means the sale or disposition by any Borrower or any of its Restricted Subsidiaries to any Person other than a Borrower or a Subsidiary Guarantor of (i) any of the stock of any Subsidiaries of Company held by any Borrower or any of their Subsidiaries, (ii) substantially all of the assets of any division or line of business of any Borrower or any of their Subsidiaries, or (iii) any other assets (whether tangible or intangible) of any Borrower or any of their Subsidiaries with an individual value in excess of $100,000 (other than sales or other disposition of inventory in the ordinary course of business.

"Asset Sale Program" is defined in subsection 4.1.

"Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit XI annexed hereto.

"Avoidance Actions" means claims arising pursuant to Section 544, 545, 547, 548, 553 and, to the extent applicable under the foregoing Sections 550 of the Bankruptcy Code, but expressly excluding Section 549 of the Bankruptcy Code.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"Base Rate" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

"Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

"Base Rate Margin" means 2.50%.

"Best Efforts" means with respect to any Person, that such Person shall have used its good faith, commercially reasonable best efforts to accomplish any required or requested action but without requiring such Person to relinquish any material rights or incur any additional material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of out-of-pocket costs including attorneys fees.

"Borrowers" has the meaning assigned to that term in the introduction to this Agreement.

"Borrowing Base" means, as at any date of determination, an aggregate amount equal to:

I.(A)     ninety percent (90%) of the net orderly liquidation value of items of Eligible Inventory related to Company's Fertilizer Business, with such net orderly liquidation value being calculated as follows:

(i)     eighty percent (80%) of Raw Materials; plus

(ii)     eighty-five percent (85%) of Work-in-Process; plus

(iii)     eighty-five percent (85%) of Finished Goods; plus

(iv)     thirty percent (30%) of Spare Parts and Supplies; plus

(B)     ninety percent (90%) of the net orderly liquidation value of items of Eligible Inventory related to Company's Petroleum Business, with such net orderly liquidation value being calculated as follows:

(i)     ninety percent (90%) of Raw Materials; plus

(ii)     eighty-five percent (85%) of Work-in-Process; plus

(iii)     eighty-five percent (85%) of Finished Goods; plus

(iv)     twenty percent (20%) of Spare Parts and Supplies; plus

(C)     ninety percent (90%) of the net orderly liquidation value of items of Eligible Inventory related to Borrowers' Pork              Business, with such net orderly liquidation value being calculated as follows:

(i)     eighty percent (80%) of Raw Materials; plus

(ii)     eighty percent (80%) of Work-in-Process; plus

(iii)     eighty percent (80%) of Finished Goods; plus

(iv)     twenty percent (20%) of Spare Parts and Supplies; plus

(v)     forty-five percent (45%) of Packaging Materials; plus

II.     eighty-five percent (85%) of Eligible Accounts Receivable, minus

III.     the aggregate amount of reserves, if any, established by DIP Agent in the exercise of its Permitted Discretion against        Eligible Inventory and Eligible Accounts Receivable, minus

IV.     the Required Reserves;

provided that DIP Agent, in the exercise of its Permitted Discretion, may (a) increase or decrease reserves against Eligible Inventory and Eligible Accounts Receivable and (b) reduce the advance rates provided in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the Closing Date.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit VIII annexed to the Prepetition Credit Facilities delivered to DIP Lenders by Company pursuant to subsection 6.1(xvii).

"Borrowing Orders" means the Interim Borrowing Order and the Final Borrowing Order, collectively.

"Budget" means, initially, the consolidated and consolidating cash flow projections delivered by Borrowers to DIP Agent pursuant to subsection 4.1, for the first 13 weeks of the Budget Period, weekly anticipated cash receipts and disbursements, and thereafter showing monthly anticipated consolidated and consolidating cash receipts and disbursements, as such Budget shall be updated as provided in subsection 6.1(xv).

"Budget Period" means the period from the Petition Date to the date that is eighteen (18) months after the Petition Date.

"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close; provided, however, that in connection with all matters relating to Letters of Credit, "Business Day" shall also exclude any other day on which an Issuing DIP Lender is authorized or required by law or other governmental action to close.

"Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means the capital stock or other equity interests of a Person.

"Cash" means money, currency or a credit balance in a Deposit Account.

"Cash Collateral" means "cash collateral" as defined in Section 363 of the Bankruptcy Code in which DIP Lenders or Prepetition Lenders have an interest.

"Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirty days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either "S&P" or Moody's; (iii) commercial paper maturing no more than thirty days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within thirty days after such date and issued or accepted by any DIP Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

"Chapter 11 Cases" means the Chapter 11 Cases as defined in the recital clauses of this Agreement.

"Change in Control" means any of the following:  (i) any Person, or any Person acting in concert with one or more other Persons, shall have acquired beneficial ownership, directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 25% or more of the combined voting power of all Securities of Company entitled to vote in the election of members of the Governing Body of Company, other than Securities having such power only by reason of the happening of a contingency; (ii) the occurrence of a change in the composition of the Governing Body of Company such that a majority of the members of any such Governing Body are not Continuing Members; and (iii) the occurrence of any "Change in Control" or similar provision as defined in any Subordinated Indebtedness of Company, or the Demand Loan Certificates.  As used herein, the term "beneficially own" or "beneficial ownership" shall have the meanings set forth therefor in the Exchange Act and the rules and regulations promulgated thereunder.

"Class" means, as applied to DIP Lenders, each of the following two classes of DIP Lenders:  (i) DIP Lenders having Revolving A DIP Loan Exposure and (ii) DIP Lenders having Revolving B DIP Loan Exposure.

"Closing Date" means June 5, 2002.

"CoBank" is defined in the preamble to this Agreement.

"CoBank Equity Interests" means the equity interests in CoBank that CoBank may from time to time require Company to purchase in accordance with CoBank's bylaws and capital plans applicable to cooperative borrowers generally and pursuant to a written description of the terms and conditions under which such CoBank equity interests are issued which has been provided to DIP Agent prior to the Closing Date.

"Collateral" means all real, personal and mixed property (including capital stock and similar equity interests) of the Borrowers and their Subsidiaries.

"Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any landlord or mortgagee in respect of any Real Property Asset where any Inventory is located or any warehouseman or processor in possession of Inventory, substantially in the form of Exhibit XIV annexed to the Prepetition Credit Facilities, with such changes thereto as may be agreed to by DIP Agent.

"Collateral Account" has the meaning assigned to that term in the Security Agreement.

"Collateral Documents" means the Security Agreement, the Refinery Mortgage (if recorded pursuant to subsection 6.10D), the Control Agreements, the Commodity Account Control Agreements, the Lock Box Agreements and all other instruments or documents delivered by any Loan Party or any Person pursuant to this Agreement, any of the other Loan Documents or an applicable order of the Court in order to grant to DIP Agent, on behalf of DIP Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the DIP Obligations.

"Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrowers or any of their Restricted Subsidiaries in the ordinary course of business of Borrowers or such Restricted Subsidiary.

"Commitment Fee Percentage" is defined in subsection 2.3A.

"Commitment Termination Date" means the earliest of (i) the date that is eighteen (18) months after the Petition Date, (ii) the effective date of a plan of reorganization in the Chapter 11 Cases, as specified in such plan or plans, (iii) the date of distributions to any class of creditors, equity holders or other claimants under any plan of reorganization in the Chapter 11 Cases, (iv) the date of substantial consummation of a plan of reorganization in the Chapter 11 Cases, (v)  the date of filing with the Court of any plan of reorganization or modification to any previously filed plan of reorganization, in any case which has not been approved in writing by all DIP Lenders prior to such filing, unless such plan provides for the payment (or cash collateralization in the case of Contingent Obligations) of all DIP Obligations and Prepetition Obligations in full in cash on the effective date thereof, (vi) the date of termination in whole of the Commitments pursuant to Section 8, (vii) the date that is fifteen (15) days after the Petition Date, if neither the Interim Borrowing Order nor the Final Borrowing Order has been entered by the Court by such date; (viii) the date that is forty-five (45) days after the Petition Date if the Final  Borrowing Order has not been entered by the Court by such date; and (ix) the date of any sale, transfer or other disposition of all or substantially all of the assets or stock of the Loan Parties and their Subsidiaries.

"Commitments" means the commitments of DIP Lenders to make Loans as set forth in subsection 2.1A.

"Commodity Account Control Agreement" means the Commodity Account Control Agreement executed and delivered by a commodity intermediary, DIP Agent and Borrowers, substantially in the form of Exhibit XVIII annexed to the Prepetition Credit Facilities or such other form as may be approved by DIP Agent, as such Commodity Account Control Agreement may be amended, supplemented or otherwise modified from time to time, and "Commodity Account Control Agreements" means all such Commodity Account Control Agreements, collectively.

"Commodity Agreement" means any commodity derivative contract, forward sales contract, futures contract, option contract or other similar agreement or arrangement to which Borrowers or any of their Restricted Subsidiaries is a party.

"Concentration Account" means the Deposit Account of the Company described on Schedule 7.14 annexed to the Prepetition Credit Facilities as Company's "concentration account", as modified or supplemented from time to time with the approval of DIP Agent, which Deposit Account shall at all times be subject to a Control Agreement.

"Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) net liabilities under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

"Continuing Members" means, as of any date of determination, any member of the Governing Body of a Borrower who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

"Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Control Agreement" means a control agreement with respect to deposit accounts executed and delivered by a depositary bank, DIP Agent and Borrowers, substantially in the form of Exhibit XIII attached to the Prepetition Credit Facilities or such other form as may be approved by DIP Agent, as such Control Agreement may hereafter be amended, supplemented or modified from time to time.

"Court" has the meaning set forth in the recitals to this Agreement.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrowers or any of their Restricted Subsidiaries is a party.

"Daily Funding Lender" means DIP Agent, in its individual capacity as a DIP Lender hereunder.

"Daily Funding Lender Discretionary Period" is defined in subsection 2.1C.

"DB" has the meaning assigned to that term in the introduction to this Agreement.

"DB Account" means a deposit account maintained by DIP Agent at DB into which the applicable Lock Box Banks are instructed to transfer funds on deposit in the applicable Lock Box Accounts pursuant to the terms of the applicable Lock Box Agreement, if any.

"Demand Loan Certificates" means those certain (i) Demand Loan Certificates issued pursuant to the Indenture dated as of December 4, 1997 between Company and Commerce Bank, National Association, as Trustee, and (ii) Demand Loan Certificates issued pursuant to the Indenture dated as of November 20, 1981 between Company and Commerce Bank of Kansas City, National Association, as Trustee, as such Indentures may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Designated Officer" means the Company's chief executive officer, president, chief financial officer, treasurer or assistant treasurer.

"DIP Agent" has the meaning assigned to that term in the introduction to this Agreement, and, with respect to the issuance of any Letter of Credit and so long as DB serves as DIP Agent hereunder, includes any Affiliates of DB acting as an Issuing DIP Lender, and also means and includes any successor DIP Agent appointed pursuant to subsection 9.5.

"DIP Lender" and "DIP Lenders" means the persons identified as "DIP Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "DIP Lenders" shall include DB as an Issuing DIP Lender unless the context otherwise requires; provided that the term "DIP Lenders", when used in the context of a particular Commitment, shall mean DIP Lenders having that Commitment.

"DIP Obligations" means all obligations of every nature of each Loan Party under the Loan Documents, including, without limitation, any liability of such Loan Party on any claim, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding.  Without limiting the generality of the foregoing, the DIP Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest,  charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that DIP Agent or any DIP Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

"Distributions" means cash distributions received by Borrowers and/or their Restricted Subsidiaries from Joint Ventures, Unrestricted Subsidiaries on account of ownership or equity interests in such Persons, plus the amount of "Additional Rent" paid in cash under the ADM/Farmland Master Lease, as defined therein.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Eligible Accounts Receivable" means the Accounts of Borrowers arising out of the Fertilizer Business, the Petroleum Business and the Pork Business deemed by DIP Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base.  In determining the amount to be so included, the face amount of such Accounts shall be reduced by, without duplication, the amount of all returns, discounts, deductions, credits, charges, or other allowances.  Unless otherwise approved in writing by DIP Agent, an Account shall not be an Eligible Accounts Receivable if:

(a)                in the case of Accounts arising out of the Fertilizer Business, its payment terms are longer than 30 days from invoice date; in the case of Accounts arising out of the Petroleum Business, its payment terms are longer than 30 days from invoice date; in the case of Accounts arising out of the Pork Business, its payment terms are longer than 7 days from product receipt date; or

(b)               it is unpaid more than 60 days after the original payment due date on payment terms which do not exceed those described in the preceding clause (a); or

(c)                it arises out of a sale made by such Borrower to an Affiliate, other than between Borrowers, to an Unrestricted Subsidiary or to Agriliance, Farmland Hydro, SF Phosphates Limited Company, Farmland MissChem Limited or in connection with Related Business Activities; or

(d)               it is from the same account debtor or its Affiliate and fifty percent (50%) or more of all Accounts from that account debtor (and its Affiliates) are ineligible under (b) above; or

(e)                when aggregated with all other Accounts of an account debtor, such Account exceeds thirty percent (30%) of an amount equal to (x) the face value of all Accounts of Borrowers then outstanding arising out of the Fertilizer Business, the Petroleum Business and the Pork Business less (y) all prepayments, security deposits or similar advances made to Borrowers with respect to such Accounts which are not otherwise subject to a non-offset agreement which has been approved by DIP Agent, but only to the extent of such excess, unless such excess is supported by an irrevocable letter of credit satisfactory to DIP Agent (as to form, substance and issuer) in which DIP Agent has a perfected First Priority security interest; or

(f)                 the account debtor for such Account has asserted a right of setoff against any Borrower, or has disputed or contested its liability in whole or in part or otherwise has made any claim with respect to such Account or any other Account which has not been resolved, in each case to the extent of the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

(g)                the account debtor for such Account is a creditor of any Borrower, but only to the extent of the amount owed by any Borrower to such account debtor; or

(h)                such Account is not payable in Dollars or the account debtor for such Account is located outside the continental United States, unless such Account is supported by an irrevocable letter of credit satisfactory to DIP Agent (as to form, substance and issuer) in which DIP Agent has a perfected First Priority security interest; or

(i)                  the account debtor is owed amounts in respect of trade promotions or rebates, but only to the extent of such owed amounts; or

(j)                 the account debtor is the United States of America or any department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to DIP Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §§ 3727 et seq.); or

(k)               the account debtor is (or its assets are) the subject of an Insolvency Event; or

(l)                  the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(m)              DIP Agent determines by its own credit analysis that collection of such Account is uncertain or that such Account may not be paid; or

(n)                the goods giving rise to such Account have not been shipped to the account debtor, the services giving rise to such Account have not been performed, or such Account otherwise does not represent a final sale; or

(o)               such Account does not comply with all requirements of law, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

(p)               it is not subject to a valid and perfected First Priority Lien in favor of DIP Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(q)               such Account is subject to any adverse security deposit, prepayment or other similar advance made by or for the benefit of the applicable account debtor which are not otherwise subject to a non-offset agreement which has been approved by DIP Agent, but only to the extent of such deposit, prepayment or advance; or

(r)                 the account debtor is owed amounts in respect of contractual volume rebates, but only to the extent of such owed amounts;

provided that DIP Agent, in the exercise of its Permitted Discretion, may impose additional restrictions (or eliminate restrictions) to the standards of eligibility set forth in this definition.  Notwithstanding that an Account may not constitute an Eligible Account Receivable, it shall still constitute Collateral.

"Eligible Assignee" means (i) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (ii) any DIP Lender, any Affiliate of any DIP Lender and any Affiliated Fund of any DIP Lender; provided that neither Borrowers nor any Affiliate of Borrowers shall be an Eligible Assignee.

"Eligible Inventory" means the aggregate amount of Raw Materials, Work-in-Process, Finished Goods, Spare Parts and Supplies and Packaging Material of Borrowers used in or arising from the Fertilizer Business, the Petroleum Business and the Pork Business deemed by DIP Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base.  In determining the amount to be so included, such Inventory shall be valued at the lower of cost or market on a basis consistent with such Borrower's current and historical accounting practice and net of an allowance for shipping or freight charges.  Unless otherwise approved in writing by DIP Agent, an item of such Inventory shall not be included in Eligible Inventory if:

(a)     it is not subject to a valid and perfected First Priority in favor of DIP Agent except, with respect to Inventory stored at sites described in clause (b) below, for Liens for unpaid rent or normal and customary warehousing, storage or pipeline tariff charges which are not past due; or

(b)     it is not located on property owned or leased by a Borrower or in a contract warehouse, tank farm or pipeline, in each case subject to a Collateral Access Agreement executed by any applicable mortgagee, lessor, contract warehouseman, tank farm or pipeline owner, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (provided that the failure to deliver any Collateral Access Agreement referred to in this clause (b) shall not render the applicable item ineligible to the extent that DIP Agent establishes reserves in an amount at least equal to three months rent payable thereunder or with respect to an item of Inventory located in a tank farm or pipeline in an amount at least equal to all amounts owing to the owner or operator of such tank farm or pipeline and Borrowers' costs to store or transport such Inventory to a location owned by Borrowers or subject to a Collateral Access Agreement); or

(c)     it reflects gains or losses on a Hedge Agreement; or

(d)     it is not owned solely by such Borrower or such Borrower does not have good, valid and marketable title thereto; or it is subject to an exchange agreement or reciprocal supply or purchase agreement with other producers or suppliers; or

(e)     it constitutes promotional supplies; or

(f)     it is not located in the United States; or

(g)     it consists of goods returned or rejected by such Borrower's customers or goods in transit to third parties (other than goods in transit in the United States to sites described in clause (b) above, covered by a Collateral Access Agreement or as to which such reserve has been established); or

(h)     it is not first-quality goods, is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Loan Documents;

provided that DIP Agent, in the exercise of its Permitted Discretion, may impose additional restrictions (or eliminate restrictions) to the standards of eligibility set forth in this definition.  Notwithstanding that Inventory may not constitute Eligible Inventory it shall still constitute Collateral.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates.

"Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrowers or any of their Restricted Subsidiaries or any Facility.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan in each case resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, which, in each case, would be reasonably expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"Event of Default" means each of the events set forth in Section 8.

"Excess Funded Amount" is defined in subsection 2.1D(ii).

"Excess Paydown Amount" is defined in subsection 2.1D(iii).

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrowers or any of their Restricted Subsidiaries or any of their respective predecessors or Affiliates.

"Farmland Hydro" means Farmland Hydro, L.P., a Delaware limited partnership, which is a Joint Venture of the Company.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by DIP Agent from three Federal funds brokers of recognized standing selected by DIP Agent.

"Fertilizer Business" means the business conducted by the Company consisting of the production, manufacture, processing, marketing and sale of fertilizers and related products.

"Final Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) in a form approved by DIP Agent in its sole discretion (provided that any material changes from the Interim Borrowing Order shall be subject to the approval of Requisite DIP Lenders or such other DIP Lenders as may be provided in subsection 10.6 if the changes from the Interim Borrowing Order modify any of the provisions of this Agreement that may be modified only with approval of such DIP Lender or DIP Lenders), as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Requisite DIP Lenders or such other DIP Lenders as may be required to approve such modifications pursuant to subsection 10.6.

"Final Order" means an order, judgment or other decree of the Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

"Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

"Finished Goods" means completed finished goods which are held for sale or lease by a Person but not including any Raw Materials, Work-in-Process, Spare Parts and Supplies or Packaging Materials.

"First Day Orders" means those orders entered by the Court as a result of motions and applications filed by Borrowers with the Court on or about the Petition Date, in each case in form and substance as approved by DIP Agent pursuant to subsection 4.1.

"First Priority" means, with respect to any Lien securing the DIP Obligations purported to be created in any Collateral, that (i) such Lien has priority over (a) Liens securing the Prepetition Credit Facilities on such Collateral and (b) any other Lien on such Collateral (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means (a) the fiscal year of Borrowers and their Subsidiaries (other than Tradigrain and its affiliated companies described on Schedule 5.1) ending on or about August 31 of each calendar year, and (b) in the case of Tradigrain and its affiliated companies a fiscal year ending on July 31 of each calendar year.

"Flood Hazard Property" means any real property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Funding and Payment Office" means (i) the office of DIP Agent located at 90 Hudson Street, Jersey City, New Jersey 07302 or (ii) such other office of DIP Agent as may from time to time hereafter be designated as such in a written notice delivered by DIP Agent to Borrowers and each DIP Lender.

"Funding Date" means the date of the funding of a Loan.

"GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

"Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

"Government Authority" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

"Governmental Authorization" means any permit, license, registration, authorization, plan, directive, consent order or consent decree of or from, or notice to, any Government Authority.

"Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or a Commodity Agreement designed to hedge against fluctuations in commodity prices.

"Hedge Reserve" means the fluctuating reserve established by DIP Agent from time to time against the Borrowing Base in an amount equal to the aggregate Mark-to-Market Adjustment Amounts under all applicable Prepetition Lender Hedge Agreements then outstanding.  DIP Agent shall adjust the Hedge Reserve to reflect any change in any Mark-to-Market Adjustment Amount under a Prepetition Lender Hedge Agreement as set forth in a certificate of such Prepetition Lender or its Affiliate.

"Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money (excluding accrued interest other than payable-in-kind interest), (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) drafts accepted by third parties other than in the ordinary course of such Person's business and notes payable representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided that the amount of indebtedness shall be limited to the value of such property or asset if such indebtedness is nonrecourse to such Person).  Obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

"Indemnitee" has the meaning assigned to that term in subsection 10.3.

"Insolvency Event" means, with respect to any Person, that a court with jurisdiction over such Person shall enter a decree or order for relief in respect of the Person or its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or an involuntary case shall be commenced against such Person or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Person or any of its Subsidiaries, and any such event described in this clause shall continue for 30 days unless dismissed, bonded or discharged.

"Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrowers and their Restricted Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Restricted Subsidiaries, taken as a whole.

"Interest Payment Date" means the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrowers or any of their Restricted Subsidiaries is a party.

"Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

"Interim Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(e)(2) in the form attached hereto as Exhibit IX with any modifications thereto approved by DIP Agent in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Requisite DIP Lenders.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Inventory" means, with respect to any Person, all goods, merchandise and other personal property which are held by such Person for sale or lease, including any to be furnished under a contract of service, including without limitation Raw Materials, Work-in-Process, Finished Goods, Spare Parts and Supplies and Packaging Materials.

"Investment" means (i) any direct or indirect purchase or other acquisition by Borrowers or any of their Restricted Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Restricted Subsidiary of Borrowers), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Borrowers from any Person other than Borrowers or any of their Restricted Subsidiaries, of any equity Securities of such Restricted Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrowers or any of their Restricted Subsidiaries to any other Person (other than a wholly-owned Restricted Subsidiary of Borrowers), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) any Interest Rate Agreements, Currency Agreements or Commodity Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"IP Collateral" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

"Issuing DIP Lender" means, with respect to any Letter of Credit, the DIP Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii); provided that any Issuing DIP Lender may be an Affiliate of DB at the option of DB so long as (i) DB is a DIP Lender under this Agreement and (ii) such Affiliate shall have executed a counterpart of this Agreement on or prior to the date of any issuance of any Letter of Credit by such Affiliate.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"Joint Venture Agreement" means the joint venture, operating, partnership or other agreement pursuant to which a Joint Venture is organized and operated and which shall include the ADM/Farmland Master Lease.

"Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by DIP Agent in its sole discretion as not being required to be included in the Collateral.

"Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing DIP Lenders for the account of Borrowers pursuant to subsection 3.1.

"Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing DIP Lenders and not theretofore reimbursed out of the proceeds of Revolving DIP Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrowers.

"Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

"Loan" or "Loans" means one or more of the Revolving DIP Loans or any combination thereof.

"Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrowers in favor of an Issuing DIP Lender relating to, the Letters of Credit), the Subsidiary Guaranty, and the Collateral Documents.

"Loan Party" means each of Borrowers and each of Borrowers' Material Subsidiaries executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

"Lock Box" means a lockbox maintained by any Borrower pursuant to arrangements satisfactory to DIP Agent.

"Lock Box Account" means a Deposit Account under the exclusive dominion and control of DIP Agent that is maintained by any Borrower with a Lock Box Bank pursuant to a Lock Box Agreement.

"Lock Box Agreement" means a Lock Box Agreement executed and delivered by a Lock Box Bank, DIP Agent and the applicable Borrower, substantially in the form of Exhibit XV annexed to the Prepetition Credit Facilities, as such Lock Box Agreement may be amended, supplemented or otherwise modified from time to time, and "Lock Box Agreements" means all such Lock Box Agreements, collectively.

"Lock Box Bank" means any commercial bank satisfactory to DIP Agent at which any Borrower maintains a Lock Box Account.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Mark-to-Market Adjustment Amount" means the fluctuating credit exposure of a Prepetition Lender or its Affiliate under a Prepetition Lender Hedge Agreement based upon increases or decreases in the interest rate, currency values or commodity prices, as applicable.  Each such Prepetition Lender or its Affiliate shall provide to the DIP Agent a certificate containing the calculation of the Mark-to-Market Adjustment Amount under the related Prepetition Lender Hedge Agreement in reasonable detail, not less frequently than monthly.

"Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects (other than the filing of the Chapter 11 Cases) of Borrowers and their Restricted Subsidiaries, taken as a whole, (ii) the impairment of the ability of any Loan Party to perform in all material respects, or of DIP Agent or DIP Lenders to enforce, the DIP Obligations or the Prepetition Obligations, or (iii) a material adverse effect on the value of the Collateral or the amount which DIP Agent or DIP Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

"Material Contract" means any contract or other arrangement to which Borrowers or any of their Restricted Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

"Material Subsidiary" means (a) Farmland Transportation, Inc., a Missouri corporation, Farmland Pipe Line Company and SFA, Inc., an Arkansas corporation, and (b) any Subsidiary of a Borrower that is a debtor in the Chapter 11 Cases.

"Maximum Rate" is defined in subsection 2.2G.

"Member" means any Person that is a member of Company.

"Monthly Reporting Package" means a monthly report of Borrowers which contains Borrowers' monthly and Fiscal Year-to-date financial information prepared on a Restricted Subsidiary Basis.

"Moody's" means Moody's Investor Services, Inc.

"Mortgage" means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by DIP Agent in its sole discretion, (including such provisions as may be recommended by DIP Agent's local counsel based on local laws or customary local mortgage or deed of trust practices).

"Multiemployer Plan" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, including principal payments thereon but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within one year of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and approved by the Court, if such approval is necessary pursuant to the Bankruptcy Code.

"Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Borrowers or any of their Restricted Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrowers or any of their Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Borrowers or any of their Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Borrowers or such Restricted Subsidiary in respect thereof.

"Non-US Lender" has the meaning assigned to that term in subsection 2.7B(iii)(a).

"Notes" means one or more of the Revolving DIP Notes or any combination thereof.

"Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrowers to DIP Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

"Officer" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

"Officer's Certificate" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

"Operating Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

"Organizational Documents" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

"Packaging Materials" means goods consisting of unused containers, cardboard boxes and related supplies used for the packaging of Finished Goods for the Pork Business.

"Patronage Dividends" means, for any period, the dividends paid by Company to patrons or Members pursuant to Company's Articles of Incorporation.

"Payee" is defined in subsection 2.1D(iv).

"Payor" is defined in subsection 2.1D(iv).

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Permitted Discretion" means DIP Agent's good faith judgment based upon any factor which it believes in good faith:  (i) could be reasonably likely to adversely affect the value of any Collateral, the enforceability or priority of DIP Agent's Liens thereon or the amount which DIP Agent and DIP Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to DIP Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any of the Borrowers or any of their Restricted Subsidiaries or any of the Collateral; or (iv) creates or reasonably could be expected to create a Potential Event of Default or Event of Default.  In exercising such judgment, DIP Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following:  (i) the financial and business climate of any Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to Borrowers' Accounts, (iii) changes in demand for, and pricing of, Borrowers' Inventory, (iv) changes in any concentration of risk with respect to such Accounts or Inventory, and (v) any other factors that change the credit risk of lending to Borrowers on the security of such Accounts or Inventory.  The burden of establishing lack of good faith shall be on Borrowers.

"Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)                  Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)                statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)               Deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv)              any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)                leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrowers or any of their Restricted Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the DIP Obligations and licenses and other agreements granting to third parties rights of use or possession of portions of a Borrower's Real Property Assets which are not required for the operations of any Borrower or Material Subsidiary and in each case which do not interfere in any material respect with the ordinary operation of the business of Borrowers or any Subsidiaries or result in a material diminution in the value of any Collateral as security for the DIP Obligations;

(vi)              easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrowers or any of their Restricted Subsidiaries or result in a material diminution in the value of any Collateral as security for the DIP Obligations;

(vii)             any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)           Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi)              Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrowers and their Restricted Subsidiaries;

(xii)             licenses of Intellectual Property granted by Borrowers or any of their Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrowers or such Restricted Subsidiary; and

(xiii)           matters disclosed in the Closing Date Mortgage Policies (as defined in the Prepetition Credit Facilities) as accepted by Prepetition Agent pursuant to the Prepetition Credit Facilities.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

"Petition Date" means the Petition Date as defined in the recitals to this Agreement.

"Petroleum Business" means the business conducted by Company consisting of the production, manufacture, processing, marketing and sale of refined fuels, propane, petroleum and petroleum by-products.

"Pork Business" means the business conducted by Borrowers consisting of the production, manufacture, processing, marketing and sale of pork and meat products and packing house by-products.

"Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Prepetition Credit Facilities" means, collectively, (i) the Credit Agreement dated as of February 7, 2002, as amended through the Closing Date, among Borrowers, the Lenders party thereto, Co-Syndication Agents, Co-Documentation Agents and DB as Agent, (ii) all agreements, documents and instruments pursuant to which any interest in collateral is granted or purported to be granted, created, evidenced or perfected pursuant to any of the foregoing, including without limitation, all deeds of trust, mortgages, security agreements, pledge agreements, assignments, licenses, landlord consents and releases, financing statements, fixture filings, registrations or similar documents and (iii) all ancillary agreements as to which any holder of any of the obligations evidenced by any of the foregoing is a party or a beneficiary and all other agreements, instruments, documents and certificates including promissory notes, consents, assignments, contracts, and notices delivered in connection with any of the foregoing or the transactions contemplated thereby, in each case as any of the foregoing may be in effect as of the Closing Date and as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted hereunder.  References herein or in any other Loan Document to subsections of or Exhibits to the Prepetition Credit Facilities shall be references to the Credit Agreement identified in clause (i) above unless otherwise specified.

"Prepetition Indebtedness" means Indebtedness of any Loan Party outstanding on the Petition Date, including Indebtedness under the Prepetition Credit Facilities.

"Prepetition Lender Hedge Agreement" means any Hedge Agreement entered into by any Borrower and one or more Prepetition Lenders prior to the Petition Date pursuant to the terms of the Prepetition Credit Facilities.

"Prepetition Lenders" means the "Lenders" as defined in the Prepetition Credit Facilities.

"Prepetition Lenders' Cash Collateral" is defined in the Recitals.

"Prepetition Lenders' Claims"  means the claims of Prepetition Lenders against the Loan Parties for amounts owing under the Prepetition Credit Facilities as of the Petition Date (including Contingent Obligations arising as the result of outstanding letters of credit) plus interest, fees and charges accruing after such date.

"Prepetition Letters of Credit" means those letters of credit outstanding under the Prepetition Credit Facilities as of the Closing Date which letters of credit are more particularly described on Schedule 3.1 attached hereto.

"Prepetition Obligations" means the "Obligations" under and as defined in the Prepetition Credit Agreement.

"Prepetition Revolving Lenders" means those lenders holding Prepetition Revolving Loans.

"Prepetition Revolving Lenders' Claims"  means the claims of Prepetition Revolving Lenders against the Loan Parties for amounts owing under the Prepetition Credit Facilities as of the Petition Date in respect of the Prepetition Revolving Loans (including Contingent Obligations arising as the result of outstanding letters of credit) plus interest, fees and charges accruing after such date.

"Prepetition Revolving Loans" means "Revolving Loans" under and as defined in the Prepetition Credit Facilities.

"Prime Rate" means the rate that DB announces from time to time as its prime lending rate in the United States for Dollar denominated loans, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  DB or any other DIP Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Revolving A DIP Loan Commitment or the Revolving A DIP Loans of any DIP Lender or any Letters of Credit issued or participations therein purchased by any DIP Lender under such Revolving A DIP Loan Commitment, the percentage obtained by dividing (x) the Revolving A DIP Loan Exposure of that DIP Lender by (y) the aggregate Revolving A DIP Loan Exposure of all DIP Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving B DIP Loan Commitment or the Revolving B DIP Loans of any DIP Lender or any Letters of Credit issued or participations therein purchased by any DIP Lender under such Revolving B DIP Loan Commitment, the percentage obtained by dividing (x) the Revolving B DIP Loan Exposure of that DIP Lender by (y) the aggregate Revolving B DIP Loan Exposure of all DIP Lenders, and (iii) with respect to all payments, computations and other matters relating to the aggregate Revolving DIP Loan Commitments or the aggregate Revolving DIP Loans of any DIP Lender or any Letters of Credit issued or participations therein purchased by any DIP Lender under such aggregate Revolving DIP Loan Commitments, the percentage obtained by dividing (x) the aggregate Revolving DIP Loan Exposure of that DIP Lender by (y) the aggregate Revolving DIP Loan Exposure of all DIP Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 or required pursuant to subsection 10.5.  The initial Pro Rata Share of each DIP Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that DIP Lender in Schedule 2.1 annexed hereto.

"Proceedings" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

"PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of DIP Agent, desirable in order to create or perfect Liens on any IP Collateral.

"Raw Materials" means all raw materials or supplies to be used or consumed in the production or manufacture of Finished Goods by a Person in the ordinary course of business prior to such use or consumption but not including any living livestock, Spare Parts and Supplies or Packaging Materials.

"Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

"Refinery Assets" shall mean the petroleum refinery facilities owned by Borrowers or their Restricted Subsidiaries located in Coffeyville, Kansas and Phillipsburg, Kansas and related assets, including any associated crude oil gathering assets and pipelines.

"Refinery Mortgage" means the mortgage granted in the Refinery Assets constituting a Real Property Asset pursuant to subsection 6.10D.

"Register" has the meaning assigned to that term in subsection 2.1E.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

"Related Agreements" mean the Joint Venture Agreements, Joint Venture credit agreements and other agreements set forth on Schedule 1.1A annexed to the Prepetition Credit Facilities.

"Related Business Activities" means the business activities conducted by either Borrower consisting of the following services:  (i) package label and invoice printing services for members, (ii) truck hauling services for Borrowers' customers and divisions and (iii) semi-truck and trailer repair services for Borrowers' customers and divisions.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

"Replacement Liens" has the meaning set forth in Section 6.8.

"Request for Issuance of Letter of Credit" means a request in the form of Exhibit III annexed hereto delivered by a Borrower to DIP Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

"Required Reserves" means the Hedge Reserve and the AP Reserve.

"Requisite Class DIP Lenders" means, at any time of determination (i) for the Class of DIP Lenders having Revolving A DIP Loan Exposure, DIP Lenders having or holding more than 50% of the aggregate Revolving A DIP Loan Exposure of all DIP Lenders and (ii) for the Class of DIP Lenders having Revolving B DIP Loan Exposure, DIP Lenders having or holding more than 50% of the aggregate Revolving B DIP Loan Exposure of all DIP Lenders.

"Requisite DIP Lenders" means DIP Lenders having or holding more than 50% of the sum of the aggregate Revolving DIP Loan Exposure of all DIP Lenders.

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

"Restricted Subsidiary" means a Subsidiary that is not an Unrestricted Subsidiary.

"Restricted Subsidiary Basis" has the meaning set forth therefor in subsection 6.1(ii).

"Revolving A DIP Lender" means a DIP Lender that has a Revolving A DIP Loan Commitment and/or that has an outstanding Revolving A DIP Loan.

"Revolving A DIP Loan Commitment" means the commitment of a Revolving A DIP Lender to make Revolving A DIP Loans pursuant to subsection 2.1A(i), and "Revolving A DIP Loan Commitments" means such commitments of all Revolving A DIP Lenders in the aggregate, which, on the Closing Date, equal $25,000,000.

"Revolving A DIP Loan Exposure" means, with respect to any Revolving A DIP Lender as of any date of determination (i) prior to the termination of the Revolving A DIP Loan Commitments, that DIP Lender's Revolving A DIP Loan Commitment and (ii) after the termination of the Revolving A DIP Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving A DIP Loans of that DIP Lender plus (b) in the event that DIP Lender is an Issuing DIP Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that DIP Lender (in each case net of any participations purchased by other DIP Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) under such Revolving A DIP Loan Commitment  plus (c) the aggregate amount of all participations purchased by that DIP Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit under such Revolving A DIP Loan Commitment.

"Revolving A DIP Loans" means the Loans made by Revolving A DIP Lenders to Borrowers pursuant to subsection 2.1A(i).

"Revolving A DIP Notes" means (i) the promissory notes of Borrowers issued pursuant to subsection 2.1F on the Closing Date, and (ii) any promissory notes issued by Borrowers pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving A DIP Loan Commitments and Revolving A DIP Loans of any Revolving A DIP Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

"Revolving B DIP Lender" means a DIP Lender that has a Revolving B DIP Loan Commitment and/or that has an outstanding Revolving B DIP Loan.

"Revolving B DIP Loan Commitment" means the commitment of a Revolving B DIP Lender to make Revolving B DIP Loans pursuant to subsection 2.1A(ii), and "Revolving B DIP Loan Commitments" means such commitments of all Revolving B DIP Lenders in the aggregate, which, on the Closing Date, equal $281,000,000 subject to subsection 4.1H.

"Revolving B DIP Loan Exposure" means, with respect to any Revolving B DIP Lender as of any date of determination (i) prior to the termination of the Revolving B DIP Loan Commitments, that DIP Lender's Revolving B DIP Loan Commitment and (ii) after the termination of the Revolving B DIP Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving B DIP Loans of that DIP Lender plus (b) in the event that DIP Lender is an Issuing DIP Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that DIP Lender (in each case net of any participations purchased by other DIP Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) under such Revolving B DIP Loan Commitment plus (c) the aggregate amount of all participations purchased by that DIP Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit under such Revolving B DIP Loan Commitment.

"Revolving B DIP Loans" means the Loans made by Revolving B DIP Lenders to Borrowers pursuant to subsection 2.1A(ii).

"Revolving B DIP Notes" means (i) the promissory notes of Borrowers issued pursuant to subsection 2.1F on the Closing Date and (ii) any promissory notes issued by Borrowers pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving B DIP Loan Commitments and Revolving B DIP Loans of any Revolving B DIP Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

"Revolving DIP Loan Commitment" means a Revolving A DIP Loan Commitment or a Revolving B DIP Loan Commitment.

"Revolving DIP Loan Exposure" means, with respect to any DIP Lender as of any date of determination (i) prior to the termination of the Revolving DIP Loan Commitments, that DIP Lender's Revolving DIP Loan Commitment and (ii) after the termination of the Revolving DIP Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving DIP Loans of that DIP Lender plus (b) in the event that DIP Lender is an Issuing DIP Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that DIP Lender (in each case net of any participations purchased by other DIP Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that DIP Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

"Revolving DIP Loans" means the Revolving A DIP Loans or the Revolving B DIP Loans.

"Revolving DIP Notes" means the Revolving A DIP Notes or the Revolving B DIP Notes.

"S&P" means Standard & Poor's Rating Group, a division of The McGraw-Hill Companies.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, equity interests, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, whether or not certificated.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Agreement" means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit IX annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

"Settlement Date" is defined in subsection 2.1D(i).

"Settlement Proceeds" means proceeds from the settlement of litigation relating to alleged price fixing of vitamin supplements.

"Settlement Notice" is defined in subsection 2.1D(i).

"Spare Parts and Supplies" means goods consisting of spare and replacement parts and supplies used in or to facilitate the production or manufacture of Finished Goods by a Person in the ordinary course of business but not including Raw Materials, Work-in-Process or Packaging Materials.

"Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Borrowers or any of their Restricted Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Borrowers or any of their Restricted Subsidiaries, (iii) the obligations of third party insurers of Borrowers or any of their Restricted Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Borrowers or any of their Restricted Subsidiaries, and (v) performance, payment, deposit or surety obligations of Borrowers or any of their Restricted Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry and (vi) trade payables in the Borrowers' ordinary course of business; provided that Standby Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

"Subordinated Debenture Bonds" means the unsecured Subordinated Debenture Bonds issued by Company from time to time pursuant to the Subordinated Indenture dated December 4, 1997 between Company and Commerce Bank, National Association, as Trustee, as such Subordinated Debenture may be amended, supplemented, or otherwise modified from time to time to the extent permitted under subsection 7.12.

"Subordinated Indebtedness" means the Subordinated Debenture Bonds and the Subordinated Investment Certificates.

"Subordinated Investment Certificates" means the following unsecured, subordinated obligations of the Company issued pursuant to the referenced Indentures, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12:  (i) 20 Year Subordinated Capital Investment Certificates, issued pursuant to that certain Indenture dated as of November 8, 1984 by and between Company and Commerce Bank of Kansas City, National Association, as Trustee (the "Trustee"); (ii) 10 Year Subordinated Capital Investment Certificates issued pursuant to that certain Indenture dated as of November 8, 1984 by and between Company and the Trustee, as amended January 3, 1985 and December 3, 1991; (iii) 5 Year Subordinated Capital Investment Certificates issued pursuant to that certain Indenture dated as of November 8, 1984 by and between Company and the Trustee, as amended January 3, 1985 and December 3, 1991; (iv) 10 Year Subordinated Monthly Income Capital Investment Certificates issued pursuant to that certain Indenture dated as of November 8, 1984 by and between Company and the Trustee, as amended January 3, 1985 and December 3, 1991; (v) 5 Year Subordinated Monthly Income Capital Investment Certificates issued pursuant to that certain  Indenture dated as of November 11, 1985 by and between Company and the Trustee; and (vi) 10 Year Subordinated Individual Retirement Account Certificates issued pursuant to that certain Indenture dated as of November 8, 1984 by and between Company and the Trustee, as amended January 3, 1985 and December 3, 1991.

"Subsidiary" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Subsidiary Guarantor" means each Material Subsidiary of any Borrower.

"Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by the Material Subsidiaries of Borrowers on the Closing Date, substantially in the form of Exhibit VIII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

"Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

"Surety Bonds" means surety bonds maintained by or for the benefit of either Borrower or any of their Material Subsidiaries necessary for it to legally conduct its business in the manner conducted as of the Petition Date.

"Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a DIP Lender, there shall be excluded taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) by the United States or by any other Government Authority under the laws of which the DIP Lender is organized or has its principal office or maintains its applicable lending office.

"Tax Refund Proceeds" means any tax refunds or other similar or comparable payments, prepayments or proceeds received by a Borrower or any of its Subsidiaries from any Government Authority.

"Total Utilization of Revolving A DIP Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving A DIP Loans plus (ii) the Letter of Credit Usage under such Revolving A DIP Loan Commitments.

"Total Utilization of Revolving B DIP Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving B DIP Loans plus (ii) the Letter of Credit Usage under such Revolving B DIP Loan Commitments.

"Total Utilization of Revolving DIP Loan Commitments" means, as at any date of determination, the sum of the Total Utilization of the Revolving A DIP Loan Commitments plus the Total Utilization of the Revolving B DIP Loan Commitments.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

"Unrestricted Subsidiary" means any Subsidiary identified as such on Schedule 5.1 attached hereto.

"Unused Portion" is defined in subsection 2.3A.

"Variance Report" means a report to be delivered by Borrowers to DIP Agent, in form and substance satisfactory to DIP Agent and certified as being true and correct to his or her knowledge after diligent inquiry by an Officer of the Borrowers, on a weekly basis (commencing one week after the Petition Date) reflecting the actual cash receipts and disbursements on a line item basis for the preceding week (and on a cumulative basis since the Petition Date), the percentage variance of such amounts from those set forth on the Budget for the preceding week (and cumulatively) and containing a narrative analysis of  Borrowers' performance for the preceding week and any variance from such period in the Budget.

"Work-in-Process" means goods to be sold or leased by a Person in the normal course of business which are at the time of determination in the process of being manufactured by such Person but not including any Raw Materials, Spare Parts and Supplies or Packaging Materials.

1.2              Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrowers to DIP Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers, DIP Agent or Requisite DIP Lenders shall so request, DIP Agent, DIP Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite DIP Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrowers shall provide to DIP Agent and DIP Lenders reconciliation statements provided for in subsection 6.1(v).

1.3              Other Definitional Provisions and Rules of Construction.

A.                 Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                 References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.                 The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                Whenever the phrase "Borrowers and their Restricted Subsidiaries on a consolidated basis" or words of similar meaning appear in this Agreement, such phrases are intended to refer to the consolidation of the financial statements, in accordance with GAAP, of Borrowers and their Restricted Subsidiaries as if the Restricted Subsidiaries are Borrowers' only Subsidiaries.

Section 2.                AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1              Commitments; Making of Loans; the Register; Notes.

A.                 Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each DIP Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii).

(i)                  Revolving A DIP Loans.  Each Revolving A DIP Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving A DIP Loans permitted to be outstanding from time to time, to lend to Borrowers from time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving A DIP Loan Commitments to be used for the purposes identified in subsection 2.5A.  The original amount of each Revolving A DIP Lender's Revolving A DIP Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving A DIP Loan Commitments is $25,000,000; provided that the Revolving A DIP Loan Commitments of Revolving A DIP Lenders shall be adjusted to give effect to any assignments of the Revolving A DIP Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving A DIP Lender's Revolving A DIP Loan Commitment shall expire on the Commitment Termination Date and all Revolving A DIP Loans and all other amounts owed hereunder with respect to the Revolving A DIP Loans and the Revolving A DIP Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving A DIP Loans and the Revolving A DIP Loan Commitments shall be subject to the following limitations in the amounts indicated:

(w)     in no event shall the Total Utilization of Revolving A DIP Loan Commitments at any time exceed the Revolving A DIP Loan Commitments then in effect;

(x)     in no event shall the Total Utilization of Revolving DIP Loan Commitments at any time exceed the Revolving DIP Loan Commitments then in effect; and

(y)     no Revolving A DIP Loan shall be made or shall remain outstanding unless (i) the Total Utilization of the Revolving B DIP Loan Commitments equals the Revolving B DIP Loan Commitments then in effect or (ii) the Total Utilization of the Revolving B DIP Loan Commitments plus the Total Utilization of the Revolving Loan Commitments under (and as defined in) the Prepetition Credit Facilities equals the Borrowing Base then in effect.

(ii)                Revolving B DIP Loans.  Each Revolving B DIP Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving B DIP Loans permitted to be outstanding from time to time, to lend to Borrowers from time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving B DIP Loan Commitments to be used for the purposes identified in subsection 2.5A.  Subject to subsection 4.1H, the Revolving B DIP Loan Commitments on the Closing Date shall be $281,000,000.  The original amount of each Revolving B DIP Lender's Revolving B DIP Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto; provided that the Revolving B DIP Loan Commitments of Revolving B DIP Lenders shall be adjusted to give effect to any assignments of the Revolving B DIP Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving B DIP Lender's Revolving B DIP Loan Commitment shall expire on the Commitment Termination Date and all Revolving B DIP Loans and all other amounts owed hereunder with respect to the Revolving B DIP Loans and the Revolving B DIP Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving B DIP Loans and the Revolving B DIP Loan Commitments shall be subject to the following limitations in the amounts indicated:

(w)     in no event shall the Total Utilization of Revolving B DIP Loan Commitments at any time exceed the Revolving B DIP Loan Commitments then in effect;

(x)     in no event shall the Total Utilization of Revolving DIP Loan Commitments at any time exceed the Revolving DIP Loan Commitments then in effect; and

(y)     in no event shall the Total Utilization of Revolving B DIP Loan Commitments plus the Total Utilization of the Revolving Loan Commitments under (and as defined in) the Prepetition Credit Facilities at any time exceed the Borrowing Base then in effect.

(iii)               Borrowing Limit.  Anything contained in this Agreement to the contrary notwithstanding, (A) in no event shall (i) the Total Utilization of Revolving DIP Loan Commitments at any time outstanding exceed the least of (x) the aggregate Revolving DIP Loan Commitments, and (y) the amount permitted to be outstanding hereunder pursuant to the Interim Borrowing Order or Final Borrowing Order, as applicable, in each case as the foregoing limits may be in effect from time to time and (B) Borrowers agree to immediately prepay the Loans in the amounts and at the times as may be necessary to comply with the foregoing clause (A).

B.                 Borrowing Mechanics.  (i)     Revolving DIP Loans made on any Funding Date (other than Revolving DIP Loans made pursuant to subsection 2.1B(ii) or subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount.  Whenever Borrowers desire that DIP Lenders make Revolving DIP Loans they shall deliver to DIP Agent a Notice of Borrowing no later than 11:00 A.M. (New York City time) on the day of the proposed Funding Date.  In lieu of delivering a Notice of Borrowing, Borrowers may give DIP Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to DIP Agent on or before the applicable Funding Date.

Neither DIP Agent nor any DIP Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that DIP Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrowers or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Daily Funding Lender and/or DIP Lenders in accordance with this Agreement, pursuant to any such telephonic notice, Borrowers shall have effected hereunder.

Borrowers shall notify DIP Agent prior to the funding of any Loans if any of the matters to which Borrowers are required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrowers of the proceeds of any Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

(ii)                Notwithstanding the foregoing, on each day (1) to the extent that the Borrowing Base exceeds the sum of the Total Utilization of Revolving B DIP Loans plus the Total Utilization of Revolving Loans under (and as defined in) the Prepetition Credit Facilities and any Revolving A DIP Loan is outstanding, a Revolving B DIP Loan shall be made in the amount of such excess up to the outstanding principal amount of all Revolving A DIP Loans outstanding, subject to subsection 2.1A(ii)(w), the proceeds of which shall be used to repay Revolving A DIP Loans outstanding; and (2) to the extent the sum of the Total Utilization of Revolving B DIP Loan Commitments plus the Total Utilization of Revolving Loans under (and as defined in) the Prepetition Credit Facilities exceeds the Borrowing Base, Revolving A DIP Loans shall be made to the extent of such excess, subject to subsection 2.1A(i)(w), the proceeds of which shall be used to repay Revolving B DIP Loans outstanding. In each case, Borrowers shall not be required to provide a Notice of Borrowing in connection with any Loan made pursuant to this clause (ii), which Loans shall be deemed made without any further action by Borrowers or DIP Lenders.

C.                 Disbursement of Funds.

(i)                  Subject to this subsection 2.1C and subsection 2.1D, all Loans under this Agreement shall be made by DIP Lenders simultaneously and proportionately to their respective applicable Pro Rata Shares, it being understood that neither DIP Agent nor any DIP Lender shall be responsible for any default by any other DIP Lender in that other DIP Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any DIP Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other DIP Lender in that other DIP Lender's obligation to make a Loan requested hereunder.

(ii)                Upon receipt by DIP Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) for Revolving DIP Loans and upon satisfaction or waiver of the conditions precedent specified in subsection 4.1 (in the case of Loans made on the Closing Date) and, subject to the provisions set forth in the immediately succeeding paragraph, subsection 4.2 (in the case of all Loans), Daily Funding Lender shall, without prior notice to the other DIP Lenders, make such Revolving DIP Loans for its own account on the applicable Funding Date (subject to settlement with the other DIP Lenders in accordance with subsection 2.1D) by making the proceeds of such Revolving DIP Loans available to Borrowers on such Funding Date by causing an amount of same day funds equal to the proceeds of such Revolving DIP Loans to be credited to the account of Borrowers at the Funding and Payment Office.  Such Revolving DIP Loans shall constitute Revolving DIP Loans by Daily Funding Lender for all purposes under the Loan Documents, subject to settlement with the other DIP Lenders pursuant to subsection 2.1D.  All interest accrued on any such Revolving DIP Loans from the date made by Daily Funding Lender to the Settlement Date with respect thereto shall be for Daily Funding Lender's own account.  Daily Funding Lender shall make Revolving DIP Loans for its own account pursuant to this subsection 2.1C(ii) notwithstanding the fact that the principal amount of such Revolving DIP Loans, when added to the aggregate principal amount of Daily Funding Lender's Revolving Loans then outstanding, may exceed Daily Funding Lender's Revolving DIP Loan Commitment then in effect; provided that such Revolving DIP Loans shall at all times be DIP Obligations owed to Daily Funding Lender under this Agreement; and provided further that in no event shall the aggregate principal amount of all Revolving DIP Loans, including such Revolving DIP Loans, outstanding at any time exceed the lesser of the Borrowing Base or the aggregate Revolving DIP Loan Commitments then in effect minus the Letter of Credit Usage as of such time.

Notwithstanding anything in this Agreement to the contrary, if the conditions precedent specified in subsection 4.2 cannot be fulfilled with respect to any proposed Revolving DIP Loans, Borrowers shall, in its Notice of Borrowing or otherwise, give immediate written notice thereof (specifying the circumstances which prevent the conditions precedent from being fulfilled) to DIP Agent, with a copy to each DIP Lender, and Daily Funding Lender may (and each DIP Lender hereby authorizes Daily Funding Lender to), but is not obligated to, continue to make Revolving DIP Loans for 20 Business Days from the date DIP Agent first receives such notice, or until sooner instructed by Requisite Lenders to cease making such Revolving DIP Loans (the "Daily Funding Lender Discretionary Period").  Once notice is given by Borrowers that circumstances exist which prevent the conditions precedent to borrowing from being fulfilled, no additional notice with respect to the same circumstances will be effective to commence a new Daily Funding Lender Discretionary Period.

(iii)               Promptly after receipt by DIP Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) for any Loans, DIP Agent shall notify each Revolving A DIP Lender or Revolving B DIP Lender, as the case may be, of the proposed borrowing.  Except in the case of a Revolving DIP Loan made under the circumstances described in subsection 2.lB(ii), each such DIP Lender shall make the amount of its Loan available to DIP Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the applicable Funding Date.  Except as provided in subsection 2.1B(ii) and subsection 3.3B, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and, subject to the provisions set forth in the immediately preceding paragraph, 4.2 (in the case of all Loans), DIP Agent shall make the proceeds of such Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by DIP Agent from DIP Lenders to be credited to the account of Borrowers at the Funding and Payment Office.

Unless DIP Agent shall have been notified by any DIP Lender prior to the Funding Date for any Loans pursuant to this subsection 2.1C that such DIP Lender does not intend to make available to DIP Agent the amount of such DIP Lender's Loan requested on such Funding Date, DIP Agent may assume that such DIP Lender has made such amount available to DIP Agent on such Funding Date and DIP Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to DIP Agent by such DIP Lender, DIP Agent shall be entitled to recover such corresponding amount on demand from such DIP Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to DIP Agent, at the customary rate set by DIP Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such DIP Lender does not pay such corresponding amount forthwith upon DIP Agent's demand therefor, DIP Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to DIP Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to DIP Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any DIP Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any DIP Lender as a result of any default by such DIP Lender hereunder.

D.                Settlement Procedures.

(i)                  Daily Funding Lender will from time to time notify the other DIP Lenders, not later than 12:00 Noon (New York time) (a) on at least one Business Day during each seven calendar-day period, (b) on each date on which payment of interest on any Revolving DIP Loans is required to be made pursuant to subsection 2.2C, (c) on the applicable Revolving DIP Loan Commitment Termination Date, and (d) at such other times as Daily Funding Lender in its discretion may determine (each such notice by Daily Funding Lender being a "Settlement Notice" and the date of each Settlement Notice being a "Settlement Date") of the aggregate principal amount of outstanding Revolving DIP Loans made by Daily Funding Lender and each other DIP Lender as of the close of business on the Business Day immediately preceding the applicable Settlement Date.

(ii)                If a Settlement Notice indicates that the aggregate principal amount of outstanding Revolving DIP Loans made by Daily Funding Lender (including Revolving Loans made for its own account pursuant to subsection 2.1C(ii)) is in excess of Daily Funding Lender's applicable Pro Rata Share of the aggregate principal amount of outstanding Revolving A DIP Loans or Revolving B DIP Loans made by all Revolving A DIP Lenders or Revolving B DIP Lenders, respectively (the amount of such excess being the "Excess Funded Amount"), each such other DIP Lender will, not later than 4:00 P.M. (New York time) on the applicable Settlement Date, pay to Daily Funding Lender, by depositing same day funds in the account specified by Daily Funding Lender at the Funding and Payment Office, an amount equal to such DIP Lender's Adjusted Pro Rata Share of such Excess Funded Amount, upon which payment Daily Funding Lender shall be deemed to have sold, and such DIP Lender shall be deemed to have purchased, as of the applicable Settlement Date, a portion of the outstanding Revolving A DIP Loans or Revolving B DIP Loans made by Daily Funding Lender for its own account pursuant to subsection 2.1C(ii) on or after the immediately preceding Settlement Date equal to such DIP Lender's Adjusted Pro Rata Share of such Excess Funded Amount.  The obligation of each DIP Lender to purchase a portion of any Revolving DIP Loan made by Daily Funding Lender as provided in this subsection 2.1D(ii) is subject to the condition that at the time such Revolving DIP Loan was made by Daily Funding Lender (a) the duly authorized officer of Daily Funding Lender responsible for the administration of Daily Funding Lender's credit relationship with Borrowers believed in good faith that either (X) no Event of Default had occurred and was continuing or (Y) any Event of Default that had occurred and was continuing had been waived by Requisite DIP Lenders at the time such Revolving DIP Loan was made or (b) a Daily Funding Lender Discretionary Period was in effect.

(iii)               If a Settlement Notice indicates that the aggregate principal amount of outstanding Revolving Loans made by Daily Funding Lender is less than Daily Funding Lender's applicable Pro Rata Share of the aggregate principal amount of outstanding Revolving A DIP Loans or Revolving B DIP Loans made by all Revolving A DIP Lenders or Revolving B DIP Lenders, respectively (the amount of such difference being the "Excess Paydown Amount"), Daily Funding Lender will, no later than 4:00 P.M. (New York time) on the applicable Settlement Date, unconditionally pay to each other such DIP Lender, by depositing same day funds in the account specified by such DIP Lender to Daily Funding Lender, in an amount equal to such DIP Lender's Adjusted Pro Rata Share of such Excess Paydown Amount, upon which payment such DIP Lender shall be deemed to have sold, and Daily Funding Lender shall be deemed to have purchased, as of the applicable Settlement Date, a portion of the outstanding Revolving A DIP Loans or Revolving B DIP Loans of such DIP Lender equal to such DIP Lender's Adjusted Pro Rata Share of such Excess Paydown Amount.

(iv)              Except as provided in subsection 2.1D(ii), the obligations of Daily Funding Lender and each other DIP Lender pursuant to subsections 2.1D(ii) and 2.1D(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which DIP Agent or any DIP Lender may have against DIP Agent, any other DIP Lender, any Loan Party or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or a Potential Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by Borrowers, DIP Agent or any DIP Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing.  In the event that any Person (the "Payor") obligated to make a payment to any other Person (the "Payee") pursuant to this subsection 2.1D fails to make available to the Payee the amount of such payment required to be made by the Payor, the Payee shall be entitled to recover such amount on demand from the Payor together with interest at the customary rate set by DIP Agent for the correction of errors among DIP Lenders for three Business Days and thereafter at the Base Rate.

In the event that all or any portion of any repayment of principal of the Revolving DIP Loans is thereafter recovered by or on behalf of Borrowers from Daily Funding Lender (including any such recovery in a proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect) in an amount that is proportionately greater (based on the respective applicable Pro Rata Shares of DIP Lenders) than any such recovery from the other DIP Lenders, the loss of the amount so recovered shall be ratably shared among all applicable DIP Lenders in the manner contemplated by subsection 10.5.

E.                 The Register.

DIP Agent, acting for these purposes solely as agent of Borrowers (it being acknowledged that DIP Agent, in such capacity, and its officers, directors, employees, agents and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrowers and DIP Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of DIP Lenders and Revolving A DIP Loan Commitment, Revolving B DIP Loan Commitment and Revolving A DIP Loans and Revolving B DIP Loans of each DIP Lender from time to time (the "Register").  Borrowers, DIP Agent and DIP Lenders shall deem and treat the Persons listed as DIP Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the DIP Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a DIP Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each DIP Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect thereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any DIP Lender's records.  Failure to make any recordation in the Register or in any DIP Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any DIP Obligations in respect of any Loans.

F.                  Notes.

Borrowers shall execute and deliver on the Closing Date or as soon thereafter as practicable (i) to DIP Lenders (or to DIP Agent for DIP Lenders) (a) a Revolving A DIP Note substantially in the form of Exhibit IV annexed hereto to evidence each Revolving A DIP Lender's Revolving A DIP Loans, in the principal amount of that DIP Lender's Revolving A DIP Loan Commitment and with other appropriate insertions and a Revolving B DIP Note substantially in the form of Exhibit V annexed hereto to evidence each Revolving B DIP Lender's Revolving B DIP Loans, in the principal amount of that DIP Lender's Revolving B DIP Loan Commitment and with other appropriate insertions.

DIP Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by DIP Agent as provided in subsection 10.1B(ii).  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2              Interest on the Loans.

A.                 Rate of Interest.  Subject to the provisions of subsection 2.7, each Revolving DIP Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving DIP Loans shall bear interest through maturity at the sum of the Base Rate plus the Base Rate Margin.

B.                 Reserved.

C.                 Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity), provided that in the event any Revolving DIP Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.                Reserved.

E.                 Default Rate.  Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans).  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of DIP Agent or any DIP Lender.

F.                  Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

G.                Limitation on Interest.  It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted.  Accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to the DIP Obligations of Borrowers to the DIP Lenders, in no contingency or event whatsoever, whether by acceleration of the maturity of indebtedness of Borrowers to the DIP Lenders or otherwise, shall the interest contracted for, charged or received by the DIP Lenders exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the Notes, the other Loan Documents or of any other document evidencing, securing, guaranteeing or otherwise pertaining to the DIP Obligations of Borrowers to the DIP Lenders, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the DIP Lenders shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to the DIP Obligations of Borrowers to the DIP Lenders or otherwise an amount that would exceed the highest lawful amount (the "Maximum Rate"), such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other indebtedness of Borrowers to the DIP Lenders, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing in connection with this Agreement and such other indebtedness, such excess shall be refunded to Borrowers.  In determining whether or not the interest paid or payable with respect to indebtedness of Borrowers to the DIP Lenders, under any specific contingency, exceeds the maximum nonusurious rate permitted under applicable law, the DIP Lenders may, at their option (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of the DIP Obligations, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  Notwithstanding the foregoing, if for any period of time interest on any DIP Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such DIP Obligations shall remain at the Maximum Rate until each DIP Lender shall have received the amount of interest which such DIP Lender would have received during such period on such DIP Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.3              Fees.

A.                 Commitment Fees.  Borrowers agree to pay to DIP Agent, for distribution to each DIP Lender in proportion to that DIP Lender's Pro Rata Share of the Revolving A DIP Loan Commitments, commitment fees for the period from and including the date on which the Court signs the Interim Borrowing Order or if there is no Interim Borrowing Order on the date the Court signs the Final Borrowing Order to and excluding the Commitment Termination Date in an amount equal to the average of the daily excess of the applicable Revolving A DIP Loan Commitments over the Total Utilization of Revolving A DIP Loan Commitments (the "Unused Portion") multiplied by the following percentage based on the Total Utilization of the Revolving A DIP Loan Commitments (such percentage being the "Commitment Fee Percentage"):

Total Utilization of Revolving A DIP Loan Commitments	Commitment Fee Percentage (per annum)
<30% of Revolving A DIP Loan Commitments	1.00%
=30% - <60% of Revolving A DIP Loan Commitments	.75%
=60% of Revolving A DIP Loan Commitments	.50%

Such commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable monthly in arrears on the last Business Day of each month commencing on the first such date to occur after the date on which the Court signs the Interim Borrowing Order or if there is not Interim Borrowing Order on the date the Court signs the Final Borrowing Order and on the Commitment Termination Date.

B.                 Facility Fees.  Borrowers shall pay to DIP Agent for distribution to each DIP Lender facility fees in an amount equal to 2.75% of the aggregate Revolving A DIP Loan Commitments, payable upon the date the Court signs the Interim Borrowing Order or if there is no Interim Borrowing Order on the date the Court signs the Final Borrowing Order.

C.                 Other Fees.  Borrowers agree to pay to DIP Agent such fees in the amounts and at the times separately agreed upon between Borrowers and DIP Agent.

2.4              Repayments, Prepayments and Reductions in Revolving DIP Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

A.                 Repayments of Revolving DIP Loans.  The Loans and all other amounts owed hereunder shall be paid in full no later than the Commitment Termination Date.

B.                 Prepayments of Loans and Reductions in Revolving DIP Loan Commitments.

(i)                  Voluntary Prepayments.  Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in each case given to DIP Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to DIP Agent (which original written or telephonic notice DIP Agent will promptly transmit by telefacsimile or telephone to each DIP Lender for the Loans to be prepaid), at any time and from time to time prepay Revolving DIP Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 multiples of $500,000 in excess of that amount.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                Voluntary Reductions of Revolving DIP Loan Commitments.  Borrowers may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to DIP Agent (which original written or telephonic notice DIP Agent will promptly transmit by telefacsimile or telephone to each DIP Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving DIP Loan Commitments in an amount up to the amount by which the Revolving DIP Loan Commitments exceed the Total Utilization of Revolving DIP Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving DIP Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount.  Borrowers' notice to DIP Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving DIP Loan Commitments shall be effective on the date specified in Borrowers' notice and shall reduce the Revolving DIP Loan Commitment of each DIP Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving DIP Loan Commitments shall be applied as specified in subsection 2.4B(iv).

(iii)               Mandatory Prepayments of Loans.  The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

(a)                Prepayments From Net Asset Sale Proceeds.  No later than the first Business Day following the date of receipt by Borrowers or any of their Restricted Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, except to the extent that any Net Asset Sale Proceeds are applied pursuant to subsection 6.8 to payment of the obligations under the Prepetition Credit Facilities, Borrowers shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds.

(b)               Prepayments from Net Insurance/ Condemnation Proceeds.  No later than the first Business Day following the date of receipt by DIP Agent or by Borrowers or any of their Restricted Subsidiaries of any Net Insurance/Condemnation Proceedsthat are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, except to the extent that any Net Asset Sale Proceeds are applied pursuant to subsection 6.8 to payment of the obligations under the Prepetition Credit Facilities, Borrowers shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)                Prepayments from Tax Refund Proceeds.  No later than the first Business Day following the date of receipt by DIP Agent, a Borrower or any Restricted Subsidiary of any Tax Refund Proceeds, Borrowers shall prepay the Loans in an aggregate amount equal to such Tax Refund Proceeds.

(d)               Prepayments from Settlement Proceeds.  No later than the first Business Day following the date of receipt, by a Borrower or any Restricted Subsidiary of Settlement Proceeds, Borrowers shall prepay the Loans in an aggregate amount equal to such Settlement Proceeds.

(e)                Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), Borrowers shall deliver to DIP Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Tax Refund Proceeds or Settlement Proceeds, as the case may be, that gave rise to such prepayment.  In the event that Borrowers shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Borrowers shall concurrently therewith deliver to DIP Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

(f)                 Prepayments Due to Restrictions of Revolving DIP Loan Commitments or Due to Insufficient Borrowing Base.  Subject to subsection 2.1B(ii), Borrowers shall from time to time prepay the applicable Revolving DIP Loans to the extent necessary (1) so that the Total Utilization of Revolving A DIP Loan Commitments shall not at any time exceed the Revolving A DIP Loan Commitments then in effect, (2) so that the Total Utilization of Revolving B DIP Loan Commitments shall not at any time exceed the Revolving B DIP Loan Commitments then in effect, (3) so that the Total Utilization of Revolving DIP Loan Commitments shall not at any time exceed the Revolving DIP Loan Commitments then in effect, and (4) so that the Total Utilization of Revolving B DIP Loan Commitments, plus the Total Utilization of the Revolving Loan Commitments under (and as defined in) the Prepetition Credit Facilities, shall not exceed at any time the Borrowing Base then in effect.

(g)                Prepayments of Revolving DIP Loans from Amounts Transferred to DB Account.  If any amounts are transferred to the DB Account on any Business Day pursuant to the terms of any Lock Box Agreement, then on such Business Day, if such amounts are transferred to the DB Account prior to 1:00 p.m. (New York time) on such Business Day, or on the next succeeding Business Day, if such amounts are transferred to the DB Account on or after 1:00 p.m. (New York time) on such Business Day, except to the extent any such amounts are applied pursuant to subsection 6.8 to payment of outstanding Prepetition Revolving Loans, Borrowers shall prepay Borrowers' Revolving DIP Loans in an amount equal to the amount transferred to the DB Account pursuant to the terms of the applicable Lock Box Agreement on such Business Day (to the extent such amount relates to payments received in respect of Accounts of Borrowers or any of their Subsidiaries) until all of Borrowers' Revolving DIP Loans shall have been paid in full.  Amounts prepaid under this subsection 2.4(g) shall be applied first as specified in subsection 6.8 to Prepetition Revolving Loans, then to Revolving B DIP Loans until paid in full and then to Revolving A DIP Loans until paid in full.

(iv)              Application of Prepayments.

(a)                Application of Voluntary Prepayments by Type of Loans.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied first to repay outstanding Revolving A DIP Loans to the full extent thereof and second to repay the Revolving B DIP Loans to the full extent thereof.

(b)               Application of Mandatory Prepayments by Type of Loans.  Prior to the occurrence and continuance of an Event of Default, any amounts required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), (1) except as set forth in clause (2) below with respect to amounts constituting proceeds of certain Refinery Assets , clause (3) below with respect to amounts constituting Settlement Proceeds, and clause (4) below with respect to the first $10,000,000 of Net Asset Sale Proceeds arising from the sale of assets (other than Refinery Assets) not subject to Liens securing the Prepetition Credit Facilities as of the Petition Date, shall be applied first to repay obligations in respect of the Prepetition Credit Facilities as provided in subsection 6.8 (which repayment, if of Prepetition Revolving Loans, shall result in a reduction of the Revolving B DIP Loan Commitment equal to 100% of the amount of Prepetition Revolving Loans so repaid), except that, to the extent the amounts applicable to Prepetition Revolving Loans exceed the Prepetition Revolving Loans outstanding, the amount of such excess shall be applied to prepay the Revolving B DIP Loans to the full extent thereof (which prepayment shall result in a reduction of the Revolving B DIP Loan Commitment equal to 100% of the amount of Revolving B DIP Loans so prepaid), and second to prepay Revolving A DIP Loans to the full extent thereof (which prepayment shall not result in a reduction of Revolving A DIP Loan Commitments), (2) with respect to amounts constituting proceeds of Refinery Assets not subject to Liens securing the Prepetition Credit Facilities as of the Petition Date, shall be applied first,  to prepay the Revolving A DIP Loans to the full extent thereof (which prepayment shall not result in a reduction of the Revolving A DIP Loan Commitments),  and second to repay obligations in respect of the Prepetition Credit Facilities as provided in subsection 6.8 (which repayment, if of Prepetition Revolving Loans, shall result in a reduction of the Revolving B DIP Loan Commitment equal to 100% of the amount of Prepetition Revolving Loans so repaid), except that, to the extent the amounts applicable to Prepetition Revolving Loans exceed the Prepetition Revolving Loans outstanding, the amount of such excess shall be applied to prepay the Revolving B DIP Loans to the full extent thereof (which prepayment shall result in a reduction of the Revolving B DIP Loan Commitment equal to 100% of the amount of Revolving B DIP Loans so prepaid), (3) with respect to amounts constituting Settlement Proceeds, shall be applied to prepay first Prepetition Revolving Loans to the full extent thereof and second Revolving B DIP Loans to the full extent thereof, in each case without a reduction of the Revolving B DIP Loan Commitment, and (4) subject to clause (2) above, with respect to the first $10,000,000 of Net Asset Sale Proceeds arising from the sale of assets not subject to Liens securing the Prepetition Credit Facilities as of the Petition Date consummated after the Closing Date, (A) any such proceeds arising from the sale of Accounts or Inventory shall be applied to prepay the Revolving B DIP Loans outstanding (and the Revolving B DIP Loan Commitments shall be reduced by the amount of such proceeds, regardless whether the amount of such proceeds exceeds Revolving B DIP Loans so prepaid) and (B) as to any remaining amount, (i) 50% of such proceeds shall be applied to repay obligations in respect of the Prepetition Credit Facilities as provided in subsection 6.8 and (ii) 50% of such proceeds shall be applied to prepay Revolving B DIP Loans outstanding, without a reduction of the Revolving B DIP Loan Commitments (and, to the extent such amount exceeds the amount of Revolving B DIP Loans outstanding, any remaining amount shall be applied to prepay Revolving A DIP Loans outstanding, without a reduction of the Revolving A Loan Commitments).

(c)                Application of Unscheduled Reductions of Revolving DIP Loan Commitments.  Any voluntary reduction of the Revolving DIP Loan Commitments pursuant to Subsection 2.4B(ii) shall be applied first to reduce the Revolving A DIP Loan Commitments to the full extent thereof and thereafter to reduce the Revolving B DIP Loan Commitments to the full extent thereof.

C.                 General Provisions Regarding Payments.

(i)                  Manner and Time of Payment.  All payments by Borrowers of principal, interest, fees and other DIP Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to DIP Agent not later than 1:00 p.m. (New York City time) on the date due at the Funding and Payment Office for the account of DIP Lenders.  Funds received by DIP Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.  In order to effect timely payment of any interest, fees, commissions or other amounts due hereunder, Borrowers hereby authorize DIP Agent to request Daily Funding Lender to make Revolving DIP Loans for its own account (subject to settlement pursuant to subsection 2.1D) in a principal amount equal to such interest, fees, commissions or other amounts; provided that DIP Agent shall not have the right to request such Revolving DIP Loans if, after giving effect to such Revolving DIP Loans, (a) the aggregate outstanding principal amount of Revolving DIP Loans would exceed the Revolving Loan Commitments then in effect minus the Letter of Credit Usage, or (b) the Total Utilization of Revolving B DIP Loan Commitments would exceed the Borrowing Base then in effect.  Daily Funding Lender shall make the amount of such Revolving DIP Loans available to Agent, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York time) on the date requested by DIP Agent, and Borrowers and DIP Lenders hereby authorize DIP Agent, whether or not the conditions specified in subsection 4.2 have been satisfied or waived, to apply the proceeds of such Revolving DIP Loans directly to the payment of such unpaid interest, fees, commissions or other amounts.  Borrowers hereby agree that, upon the funding of any such Revolving DIP Loans by Daily Funding Lender in accordance with the provisions of this subsection 2.4C(i), Borrowers shall have effected Revolving DIP Loans hereunder, which Revolving DIP Loans shall for all purposes of this Agreement be deemed to have been made by Daily Funding Lender pursuant to and in accordance with the provisions of subsection 2.1C(ii).  Agent shall deliver prompt notice to Borrowers of the amount of Revolving DIP Loans made pursuant to this subsection 2.4C together with copies of all invoices or other statements evidencing the fees, commissions or other amounts due hereunder (other than interest) paid with the proceeds of such Revolving DIP Loans.  In addition, each Borrower hereby authorizes DIP Agent to charge its accounts with DIP Agent in order to cause timely payment to be made to DIP Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)                Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(iii)               Apportionment of Payments.  Except as set forth in subsection 2.1B(ii), aggregate principal and interest payments in respect of Revolving DIP Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to DIP Lenders' respective Pro Rata Shares of such Loans, provided that payments of principal in respect of the Revolving DIP Loans pursuant to subsection 2.4B(iii)(g) shall be applied to reduce the outstanding Revolving DIP Loans of Daily Funding Lender (subject to settlement pursuant to subsection 2.1D) prior to application to the outstanding Revolving DIP Loans of any other DIP Lender.  DIP Agent shall promptly distribute to each DIP Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such DIP Lender may request, its Pro Rata Share of all such payments received by DIP Agent in respect of Loans and the commitment fees of such DIP Lender when received by DIP Agent pursuant to subsection 2.3.

(iv)              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                Notation of Payment.  Each DIP Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that DIP Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.                Application of Proceeds of Collateral and Payments under Guaranties.  Upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite DIP Lenders or upon termination of the Revolving DIP Loan Commitments (a) all payments received on account of the DIP Obligations, whether from a Borrower, from any Subsidiary Guarantor or otherwise, shall be applied by DIP Agent against the DIP Obligations and (b) all proceeds received by DIP Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document or otherwise may, in the discretion of DIP Agent, be held by DIP Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by DIP Agent against, the following obligations, in each case in the following order of priority:

(a)                to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by DIP Agent in connection therewith, and all amounts for which DIP Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by DIP Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by DIP Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents

(b)               thereafter, subject, in each case, to the provisions of subsection 2.4C(ii) hereof, first, to payment in full of DIP Obligations in respect of Revolving A DIP Loan Commitments (including the cash collateralization of issued and outstanding Letters of Credit thereunder), in each case for the ratable benefit of the holders thereof, then second, to payment in full of DIP Obligations in respect of Revolving B DIP Loans (including the cash collateralization of issued and outstanding Letters of Credit thereunder) and the Prepetition Obligations (including the cash collateralization of issued and outstanding Letters of Credit thereunder) in accordance with the terms thereof, ratably, considering Revolving B DIP Obligations to be Prepetition Revolving Loans for purposes of the provisions of the Prepetition Credit Facilities governing distribution of proceeds of collateral thereunder; and

(c)                thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5              Use of Proceeds and Cash Collateral.

A.                 Loans.  The proceeds of the Loans shall be applied to fund working capital requirements and general corporate purposes relating to the post-petition operations of Borrowers and their Material Subsidiaries and for the purposes described in subsection 2.1B(ii) and subsection 3.3B, provided that no portion of the Loans shall be used, directly or indirectly, to (i) finance or make any Restricted Junior Payment; (ii) make any payment or prepayment that is prohibited under this Agreement, including any payment or payment in respect of Prepetition Indebtedness to the extent prohibited hereunder; or (iii) make any payment in connection with or in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, including, without limitation, any claim or action prohibited under the last sentence of subsection 2.16.

B.                 Cash Collateral.  Prepetition Lenders' Cash Collateral shall be applied as set forth in Section 6.8.  Cash Collateral remaining after application as provided in Section 6.8 shall be applied solely to fund working capital requirements and general corporate purposes relating to the post-petition operations of the Borrowers and their Material Subsidiaries, provided that no portion of such Cash Collateral shall be used directly or indirectly to (i) finance or make any Restricted Junior Payment; (ii) make any payment or prepayment that is prohibited under this Agreement, including any payment or prepayment in respect of Prepetition Indebtedness to the extent prohibited hereunder; or (iii) make any payment in connection with or in settlement of any claim, action or proceeding before any court, arbitrator or other governmental body prohibited under the last sentence of subsection 2.16.

C.                 Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Borrowers or any of their Restricted Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6              [Reserved].

2.7              Increased Costs; Taxes; Capital Adequacy.

A.                 Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any DIP Lender (including any Issuing DIP Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such DIP Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i)                  subjects such DIP Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such DIP Lender of principal, interest, fees or any other amount payable hereunder; or

(ii)                imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such DIP Lender;

and the result of any of the foregoing is to increase the cost to such DIP Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such DIP Lender with respect thereto; then, in any such case, Borrowers shall promptly pay to such DIP Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such DIP Lender, in its sole discretion, shall determine) as may be necessary to compensate such DIP Lender for any such increased cost or reduction in amounts received or receivable hereunder.

B.                 Taxes.

(i)                  Payments to Be Free and Clear.  All sums payable by Borrowers under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)                Grossing-up of Payments.  If Borrowers or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to DIP Agent or any DIP Lender under any of the Loan Documents:

(a)                Borrowers shall notify DIP Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it;

(b)               Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Borrowers) for its own account or (if that liability is imposed on DIP Agent or such DIP Lender, as the case may be) on behalf of and in the name of DIP Agent or such DIP Lender;

(c)                the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, DIP Agent or such DIP Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d)               within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrowers shall deliver to DIP Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any DIP Lender under clause (c) above except to the extent that any change after the date on which such DIP Lender became a DIP Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such DIP Lender became a DIP Lender, in respect of payments to such DIP Lender.

(iii)               Evidence of Exemption from U.S. Withholding Tax.

(a)                Each DIP Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to DIP Agent and to Borrowers, on or prior to the Closing Date (in the case of each DIP Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a DIP Lender (in the case of each other DIP Lender), and at such other times as may be necessary in the determination of Borrowers or DIP Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such DIP Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such DIP Lender is not subject to United States withholding tax with respect to any payments to such DIP Lender of interest payable under any of the Loan Documents.

(b)               Each Non-US Lender hereby agrees, from time to time after the initial delivery by such DIP Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such DIP Lender shall promptly (1) deliver to DIP Agent and to Borrowers two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such DIP Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such DIP Lender is not subject to United States withholding tax with respect to payments to such DIP Lender under the Loan Documents or (2) notify DIP Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.

(c)                Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such DIP Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such DIP Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such DIP Lender became a DIP Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such DIP Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such DIP Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C.                 Capital Adequacy Adjustment.  If any DIP Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any DIP Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such DIP Lender or any corporation controlling such DIP Lender as a consequence of, or with reference to, such DIP Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such DIP Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such DIP Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such DIP Lender of the statement referred to in subsection 2.8A, Borrowers shall pay to such DIP Lender such additional amount or amounts as will compensate such DIP Lender or such controlling corporation on an after-tax basis for such reduction.

2.8              Statement of DIP Lenders; Obligation of DIP Lenders and Issuing DIP Lenders to Mitigate.

A.                 Statements.  Each DIP Lender claiming compensation or reimbursement pursuant to subsection 2.7 or 2.8B shall deliver to Borrowers (with a copy to DIP Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                 Mitigation.  Each DIP Lender and Issuing DIP Lender agrees that, as promptly as practicable after the officer of such DIP Lender or Issuing DIP Lender responsible for administering the Loans or Letters of Credit of such DIP Lender or Issuing DIP Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such DIP Lender to become an Affected DIP Lender or that would entitle such DIP Lender or Issuing DIP Lender to receive payments under subsection 2.7, use reasonable effort to make, issue, fund or maintain the Commitments of such DIP Lender or the Affected Loans or Letters of Credit of such DIP Lender or Issuing DIP Lender through another lending or letter of credit office of such DIP Lender or Issuing DIP Lender, if (i) as a result thereof the circumstances which would cause such DIP Lender to be an Affected DIP Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such DIP Lender or Issuing DIP Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such DIP Lender or Issuing DIP Lender in its sole discretion, such action would not otherwise be disadvantageous to such DIP Lender or Issuing DIP Lender; provided that such DIP Lender or Issuing DIP Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrowers agree to pay all incremental expenses incurred by such DIP Lender or Issuing DIP Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9              Replacement of a DIP Lender.

If Borrowers receive a statement of amounts due pursuant to subsection 2.8A from a DIP Lender, a DIP Lender defaults in its obligations to fund a Revolving DIP Loan pursuant to this Agreement or a DIP Lender (a "Non-Consenting Lender") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the DIP Lenders or 100% of the DIP Lenders with DIP Obligations directly affected (any such DIP Lender, a "Subject Lender"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Borrowers have obtained a commitment from another DIP Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, (ii) such DIP Lender is not an Issuing DIP Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing DIP Lender (such as a "back-to-back" letter of credit) are made) and (iii), if applicable, the Subject  Lender is unwilling to withdraw the notice delivered to Borrowers pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject  Lender and DIP Agent, Borrowers may require the Subject Lender to assign all of its Loans and Commitments to such other DIP Lender, DIP Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement (1) Borrowers have paid to the DIP Lender giving such notice all amounts under subsections 2.7 and/or 2.8B (if applicable) through such date of replacement, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to DIP Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of DIP Agent (if required) and the receipt by DIP Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrowers also require each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

2.10          Collection, Deposit and Transfer of Payments in Respect of Accounts.

Borrowers have established, pursuant to the Prepetition Credit Facilities, a system of accounts and procedures for the collection and deposit of payments in respect of the Loan Parties' Accounts and the transfer of amounts so deposited to the DB Account pursuant to certain Control Agreements and Lock Box Agreements. Borrowers shall maintain such system (or another system satisfactory to DIP Agent) in effect at all times pursuant to this Agreement and such system, including the Concentration Accounts and Lock Box Accounts, shall be administered by DIP Agent pursuant to the terms hereof. Without limiting the generality of the foregoing:

A.                 Maintenance of Lock Boxes and Lock Box Accounts.

(i)                  Except as permitted under subsection 2.10A(ii), Borrowers shall at all times maintain any Lock Boxes and Lock Box Accounts established pursuant to the terms of this Agreement and the Lock Box Agreements.

(ii)                Borrowers shall not close any Lock Box Account or open a new Lock Box Account unless it shall have (a) notified DIP Agent in writing at least 30 days (or such lesser number of days as may be agreed to by DIP Agent) prior to the proposed closing or opening and (b) in the case of a new Lock Box Account, entered into a Lock Box Agreement with the applicable Lock Box Bank.

B.                 Collection and Deposit of Payments in Respect of Accounts.

(i)                  To the extent Borrowers have not already done so pursuant to the Prepetition Credit Facilities, Borrowers shall deliver such notices to account debtors and take all such other actions as may reasonably be necessary to cause all payments in respect of such Person's Accounts to be made directly to a Lock Box.

(ii)                Borrowers shall direct their authorized representatives pursuant to the terms of the applicable Lock Box Agreement, at least once on each Business Day, to retrieve all checks and other instruments delivered to a Lock Box and, as promptly as possible on the same Business Day so retrieved, to endorse for payment and deposit each such check or other instrument in the Lock Box Account related to such Lock Box.  Notwithstanding the foregoing, from and after such time as DIP Agent shall have notified Borrowers of its election to exercise its rights under this subsection 2.10B(ii), Borrowers' authorized representative shall not be permitted to retrieve any items from any Lock Box unless accompanied by a representative of DIP Agent, and Borrowers hereby appoint DIP Agent or any of its designees as Borrowers' attorneys-in-fact with powers, upon notification by DIP Agent as aforesaid, to (a) access all Lock Boxes and (b) endorse for payment any checks or other instruments representing payment in respect of any Accounts of such Persons that are delivered to any Lock Box.  All acts of said attorneys or designees are hereby ratified and approved, and said attorneys or designees shall not be liable for any acts of omission or commission (other than acts or omissions constituting gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction), nor for any error of judgment or mistake of fact or law.  The power of attorney set forth in this subsection 2.10B(ii) is irrevocable until all DIP Obligations shall have been paid in full and the Commitments shall have terminated.

(iii)               In the event that any Borrower receives any check, cash, note or other instrument representing payment of an Account (other than any item delivered to a Lock Box), Borrowers shall hold such item in trust for DIP Agent and shall, as soon as practicable (and in any event within one Business Day) after receipt thereof, cause such item to be deposited into a Lock Box Account with any necessary endorsements.

(iv)              Borrowers hereby agree, from and after such time, if any, as DIP Agent shall have notified Borrowers in writing that the provisions of this subsection 2.10B(iv) are to become effective until such later time, if any, as DIP Agent shall have notified Borrowers in writing that such provisions are no longer to be effective, not to deposit any monies into the Lock Box Accounts or to otherwise permit any monies to be deposited into any of such accounts, except payments received in respect of Borrowers' Accounts.

C.                 Transfer of Amounts Deposited in the Lock Box Accounts to the DB Account.  Borrowers shall cause all amounts deposited in each Lock Box Account to be transferred on each Business Day to the DB Account in accordance with the terms of the applicable Lock Box Agreement.

D.                Treatment of Accounts.  Borrowers shall not, without DIP Agent's prior written consent, grant any extension of the time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, prior to the occurrence of an Event of Default, in accordance with their usual and customary business practices.

E.                 Borrowers to Provide Information.  Borrowers shall, at such intervals as DIP Agent may reasonably request, furnish such statements, schedules and/or information as DIP Agent may request relating to Borrowers' and their Subsidiaries' Accounts and the collection, deposit and transfer of payments in respect thereof, including, without limitation, all invoices evidencing such Accounts.

2.11          Borrowers.

DIP Agent and DIP Lenders may rely, and shall be fully protected in relying, on any Notice of Borrowing, Request for Issuance of Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, on behalf of any other Borrower or on behalf of "the Borrowers", and neither DIP Agent nor any DIP Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the Borrowers' liability for the DIP Obligations be affected, provided that the provisions of this subsection 2.11 shall not be construed so as to preclude any Borrower from taking other actions permitted to be taken by "a Borrower" hereunder.  DIP Agent and each DIP Lender intend to maintain a single loan account in the name of "Farmland Industries, Inc." hereunder and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of its liability for the DIP Obligations.

2.12          Joint and Several Liability.

A.                 Joint and Several Liability.  The DIP Obligations shall constitute one joint and several direct and general obligation of all of the Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with the other Borrowers, directly and unconditionally liable to the DIP Agent and the DIP Lenders for all DIP Obligations and shall have the obligations of co-maker with respect to the Loans, the Notes and the DIP Obligations, it being agreed that the advances to each Borrower inure to the benefit of all of the Borrowers, and that DIP Agent and DIP Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder and arranging for the issuance of Letters of Credit.  Each Borrower hereby unconditionally and irrevocably agrees that upon a default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Loan or other DIP Obligation payable to DIP Agent or any DIP Lender which constitutes an Event of Default, it will forthwith pay the same, without notice or demand except to the extent expressly provided to the contrary herein.

B.                 No Reduction in DIP Obligations.  No payment or payments made by any of the Borrowers or any other Person or received or collected by DIP Agent or any DIP Lender from any of the Borrowers or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the DIP Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower to repay any outstanding DIP Obligations until all such outstanding DIP Obligations are paid in full and this Agreement is terminated.

2.13          DIP Obligations Absolute.

Each Borrower agrees that the DIP Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of DIP Agent or any DIP Lender with respect thereto.  All DIP Obligations shall be conclusively presumed to have been created in reliance hereon.  The liabilities under this Agreement shall be absolute and unconditional irrespective of:  (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, manner or place of payments of, or in any other term of, all or any part of the DIP Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the DIP Obligations resulting from the extension of additional credit to any Borrower or otherwise; (c) any taking, exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the DIP Obligations; (d) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower.

2.14          Waiver of Suretyship Defenses.

Each Borrower agrees that the joint and several liability of Borrowers provided for in subsection 2.13 shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by DIP Agent and, if applicable, the DIP Lenders specifically releasing or limiting such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by DIP Agent or any DIP Lender with respect to any of the DIP Obligations, nor by any other agreements or arrangements whatever with the other Borrower or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the DIP Obligations, and may be enforced without requiring DIP Agent or any DIP Lender first to resort to any other right, remedy or security.  Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the DIP Obligations, the Notes, this Agreement or any other Loan Document and any requirement that DIP Agent or any DIP Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

2.15          Contribution and Indemnification Among the Borrowers.

Each Borrower is obligated to repay the DIP Obligations as joint and several obligors under this Agreement.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the DIP Obligations constituting Loans made to the other Borrowers hereunder or other DIP Obligations incurred directly and primarily by the other Borrowers (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, the other Borrowers in an amount equal to such Accommodation Payment.  All rights and claims of contribution, indemnification and reimbursement under this subsection 2.15 shall be subordinate in right of payment to the prior payment in full in Cash of the DIP Obligations.  The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing.  Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the DIP Obligations, limit, release or otherwise impair any rights of DIP Agent or any DIP Lender under the Loan Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the DIP Obligations.  The obligation of any Borrower to make any contribution to another Borrower under this subsection 2.15 shall be deemed an expense of administration of such Borrower arising under Section 503(b) of the Bankruptcy Code and shall be junior in priority to all DIP Obligations of such Borrower under the Loan Documents.

2.16          Priming Lien and Superpriority Nature of DIP Obligations.

Subject to the Liens listed on Schedule 2.16, which constitute all Liens that have a priority over the Liens securing DIP Obligations hereunder, all DIP Obligations of Borrowers (x) shall be secured by, and Borrowers and Subsidiary Guarantors hereby grant, priming First Priority Liens in all assets (including all real, personal and mixed property, both tangible and intangible but excluding rights in respect of Avoidance Actions) of Borrowers and Subsidiary Guarantors pursuant to this Agreement, the Collateral Documents and the Borrowing Orders, and (y) shall constitute allowed superpriority administrative expense claims in the Chapter 11 Cases with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a) and 507(b) of the Bankruptcy Code; provided that (A) DIP Lenders shall not assert the superpriority or administrative expense claim status of the DIP Obligations against proceeds of Avoidance Actions (but reserve all rights as unsecured creditors in respect of such proceeds) and (B) the priority status of the DIP Obligations and the Liens securing the same shall be subject to:  (i) after the occurrence of an Event of Default, professional fees and expenses allowed in the Chapter 11 Cases in an aggregate amount (determined without regard to fees and expenses previously allowed or paid on an interim basis or fees satisfied by draws on a pre-petition retainer, without duplication; DIP Lenders hereby agreeing to support motions for interim payment of 100% of such fees on a monthly basis to the extent the same are contemplated in the Budget, but reserving the right to object to the specific amounts of such fees) not to exceed $1,000,000, (ii) fees payable to the clerk of the Court or the United States Trustee pursuant to 28 U.S.C. §1930(a)(6) and (iii) in the event of a conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, (x) fees (other than fees and expenses of professionals) of a Chapter 7 trustee in such case that are payable pursuant to Section 326 of the Bankruptcy Code, as and when allowed pursuant to Section 330 or 331 of the Bankruptcy Code, and (y) professional fees and expenses incurred by any Chapter 7 trustee in such case (other than in connection with such trustee's operation of Borrowers and/or Subsidiary Guarantors pursuant to Section 721 of the Bankruptcy Code), as and when allowed on a final basis pursuant to Section 330 of the Bankruptcy Code, in an aggregate amount under this clause (iii)(y) not to exceed $50,000.  No portion of the amounts referred in clauses (i) and (ii) above, nor any portion of the Loans, shall be used to pay for any action against DIP Lenders or Prepetition Lenders or any of them, or challenge to their claims or positions except that an amount not in excess of $125,000 in aggregate may be used by the professionals of official committees to investigate and review the Liens and claims of the Prepetition Lenders.

2.17          Single Loan.

All Loans to Borrowers and all of the other DIP Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured, until the Commitment Termination Date, by all of the Collateral.

2.18          Perfection.

The security interests securing the DIP Obligations, as granted in subsection 2.16, and the Replacement Liens, as granted in subsection 6.8, shall be deemed perfected without Borrowers, DIP Agent, DIP Lenders, Prepetition Agent or Prepetition Lenders taking any action whatsoever.  Notwithstanding the foregoing, Borrowers and Subsidiary Guarantors agree, promptly upon request by DIP Agent or Prepetition Agent, to take all actions reasonably requested thereby to reflect its Lien with the priority contemplated herein on all or any portion of the Collateral.

2.19          Validation of Existing Obligations and Existing Collateral; Release.

As of the Petition Date, Borrowers on behalf of themselves, their Subsidiaries and Affiliates and their respective bankruptcy estates agree and acknowledge effective upon the entry of the Interim Borrowing Order, that: (i) a principal amount of $399,683,487.50 in Obligations (as defined in the Prepetition Credit Facilities) (consisting of $232,986,726.06 in principal amount of revolving loans, $134,967,898.44 in principal amount of term loans and $31,728,863.00 of letter of credit obligations) was due and outstanding pursuant to the Prepetition Credit Facilities, plus additional fees and expenses; (ii) none of the Borrowers or their Subsidiaries and Affiliates has any defense to, set off, counterclaim or other basis to challenge such Obligations; (iii) such Obligations are secured by valid perfected liens on all of the Collateral (as defined in the Prepetition Credit Facilities); (iv) such Liens are not avoidable in any way, including without limitation, pursuant to 11 U.S.C. §§ 541-550; (v) such Obligations and Liens are not subject to subordination in favor of any other Person on any basis; and (vi) claims for such Obligations shall be deemed allowed upon entry of the Interim Borrowing Order.

Borrowers on behalf of themselves, their Subsidiaries and Affiliates and their respective bankruptcy estates hereby acknowledge effective upon the entry of the Interim Borrowing Order, that Borrowers and their Subsidiaries and Affiliates, have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of Borrowers' and their Subsidiaries' and Affiliates' liability to repay the DIP Agent or each DIP Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Agent or any Lender.  The Borrowers and their Subsidiaries and Affiliates, each in its own right and on behalf of its bankruptcy estate, all its successors, assigns, Subsidiaries and Affiliates and any Person acting for or on behalf of, or claiming through it, (collectively, the "Releasing Parties"), hereby fully, finally and forever release and discharge the Agent and the Lenders (including in their respective capacities as agent and lenders under the Prepetition Credit Facilities) and all of the Agent's and Lenders' past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the "Released Parties") of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement and the transactions contemplated herby, the Prepetition Credit Facilities and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.  Notwithstanding the foregoing, there shall be a period of sixty (60) days after the entry of the Final Borrowing Order in which the official committees in the Chapter 11 Cases or any creditor may commence an action contesting the release and validation provisions set forth in this Section 2.19, provided that nothing herein shall be deemed to grant or alter standing of a committee or any creditor to assert such an action.

2.20          Waiver of Any Priming Rights and Violative Use of Cash Collateral.

Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any DIP Obligation or Prepetition Obligation shall be outstanding, each Loan Party hereby irrevocably waives any right pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise to grant any Lien of equal or greater priority than the Lien securing the DIP Obligations or the Prepetition Obligations, or to approve a claim of equal or greater priority than the DIP Obligations or, with regard to borrowed money, Prepetition Obligations, or, except as permitted in subsection 2.9 or elsewhere herein, to seek use of Cash Collateral.

2.21          DIP Obligations as "Senior Indebtedness".

The DIP Obligations shall constitute "Senior Indebtedness" (or any similar term)under the documents evidencing the Subordinated Indebtedness.

2.22          Waiver of Claims to Surcharge.

In accordance with the Borrowing Orders, each Borrower on behalf of themselves, their Subsidiaries and Affiliates and their respective bankruptcy estates hereby waives and shall cause each of their respective Subsidiaries to waive, any claims to surcharge the Collateral under section 506(c) of the Bankruptcy Code arising prior to the occurrence of an Event of Default and termination of the Revolving DIP Loan Commitments, excluding, however, any such claims for matters provided for in a Budget and incurred prior to the occurrence of an Event of Default and termination of the Revolving DIP Loan Commitments but not paid by the Borrowers (subject to DIP Lenders' rights to object to any such claims).

Section 3.                LETTERS OF CREDIT

3.1              Issuance of Letters of Credit and DIP Lenders' Purchase of Participations Therein.

A.                 Letters of Credit.  In addition to Borrowers requesting that DIP Lenders make Revolving DIP Loans pursuant to subsection 2.1A, Borrowers may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30thday prior to the Commitment Termination Date, that one or more DIP Lenders issue Letters of Credit for the account of Borrowers for the purposes specified in the definition of Standby Letters of Credit and Commercial Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, any one or more DIP Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrowers shall not request that any DIP Lender issue (and no DIP Lender shall issue):

(i)                  any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving DIP Loan Commitments would exceed the Revolving DIP Loan Commitments then in effect; any Letter of Credit under the Revolving A DIP Loan Commitments if, after giving effect to such issuance, the Total Utilization of Revolving A DIP Loan Commitments would exceed the Revolving A DIP Loan Commitments then in effect; or any Letter of Credit under the Revolving B DIP Loan Commitments if, after giving effect to such issuance, the Total Utilization of Revolving B DIP Loan Commitments would exceed the Revolving B DIP Loan Commitments then in effect; or

(ii)                any Letter of Credit under the Revolving B DIP Loan Commitments for the account of Borrowers if, after giving effect to such issuance, the Total Utilization of Revolving B DIP Loan Commitments plus the Total Utilization of the Revolving Loan Commitments under (and as defined in) the Prepetition Credit Facilities would exceed the Borrowing Base then in effect;

(iii)               any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the date that is 18 months after the Petition Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing DIP Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing DIP Lender elects not to extend for any such additional period; and provided, further that such Issuing DIP Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing DIP Lender must elect whether or not to allow such extension;

(iv)              any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion;

(v)                any Letter of Credit denominated in a currency other than Dollars;

(vi)              any Letter of Credit under the Revolving A DIP Loan Commitments for any purpose other than in support of the reimbursement obligations of Borrowers and their Subsidiaries in respect of the Surety Bonds unless Agent otherwise agrees; or

(vii)             any Letter of Credit under the Revolving B DIP Loan Commitments for any purpose other than the replacement of an Prepetition Letter of Credit in an amount not in excess of the stated amount of such Prepetition Letter of Credit.

Borrowers and Lenders agree that as of the entry of the Final Borrowing Order, each of the Prepetition Letters of Credit shall be deemed for all purposes under this Agreement to be issued as a Letter of Credit under the Revolving B DIP Loan Commitments for the joint and several account of the Borrowers, and all fees payable under subsection 3.2 with respect to such Letters of Credit shall accrue from and after the entry of the Final Borrowing Order.

B.                 Mechanics of Issuance.

(i)                  Request for Issuance.  Whenever Borrowers desire the issuance of a Letter of Credit, Borrowers shall deliver to DIP Agent a Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto and designating whether such issuance is requested under the Revolving A DIP Loan Commitment or the Revolving B DIP Loan Commitment no later than 12:00 Noon (New York City time) at least one Business Day (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance.  The Issuing DIP Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance of Letter of Credit.  Any Letter of Credit must provide that drawings thereon shall be payable on a sight basis.

Borrowers shall notify the applicable Issuing DIP Lender (and DIP Agent, if DIP Agent is not such Issuing DIP Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrowers are required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrowers shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrowers are required to certify in the applicable Request for Issuance of Letter of Credit.

(ii)                Determination of Issuing DIP Lender.  Upon receipt by DIP Agent of a Request for Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event DIP Agent elects to issue such Letter of Credit, DIP Agent shall promptly so notify Borrowers, and DIP Agent shall be the Issuing DIP Lender with respect thereto.  In the event that DIP Agent, in its sole discretion, elects not to issue such Letter of Credit, DIP Agent shall promptly so notify Borrowers, whereupon Borrowers may request any other DIP Lender having the applicable Revolving DIP Loan Commitment to issue such Letter of Credit by delivering to such DIP Lender a copy of the applicable Request for Issuance of Letter of Credit.  Any DIP Lender so requested to issue such Letter of Credit shall promptly notify Borrowers and DIP Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such DIP Lender that so elects to issue such Letter of Credit shall be the Issuing DIP Lender with respect thereto.  In the event that all other DIP Lenders shall have declined to issue a Standby Letter of Credit, then notwithstanding the prior election of DIP Agent not to issue such Standby Letter of Credit, DIP Agent shall be the Issuing DIP Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Standby Letter of Credit and with respect to all other Letters of Credit issued by DIP Agent, when aggregated with DIP Agent's outstanding Revolving DIP Loans, may exceed DIP Agent's Revolving DIP Loan Commitment then in effect.  In the event all DIP Lenders shall have declined to issue a Commercial Letter of Credit, such Commercial Letter of Credit shall not be issued.

(iii)               Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing DIP Lender shall issue the requested Letter of Credit in accordance with the Issuing DIP Lender's standard operating procedures.

(iv)              Notification to DIP Lenders.  Promptly after the issuance of or amendment of any Standby Letter of Credit, the Issuing DIP Lender shall promptly notify the DIP Agent and Borrowers, in writing, of such issuance or amendment, and such notice must be accompanied by a copy of such issuance or amendment.  Promptly upon receipt of such notice, the DIP Agent shall notify each other DIP Lender of such issuance or amendment, and if so requested by a DIP Lender, the DIP Agent shall furnish such DIP Lender with a copy of such issuance or amendment.  With regards to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week furnish DIP Agent (with a copy to Borrower), by facsimile, with a report of the daily aggregate outstanding Commercial Letters of Credit issued by such Issuing Lender.

C.                 DIP Lenders' Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each DIP Lender having the applicable Revolving DIP Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing DIP Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such DIP Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2              Letter of Credit Fees.

Borrowers agree to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)                  with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing DIP Lender for its own account, equal to the greater of (X) $500 and (Y) 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to DIP Agent for the account of DIP Lenders having the applicable Revolving DIP Loan Commitment, equal to 2.50% per annum multiplied by the daily amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to (but excluding) the first Business Day of each March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii)                with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges, payable directly to the applicable Issuing DIP Lender for its own account, in accordance with such Issuing DIP Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(iii)               For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.  Promptly upon receipt by DIP Agent of any amount described in clause (i)(b) of this subsection 3.2, DIP Agent shall distribute to each DIP Lender having the applicable Revolving DIP Loan Commitment its Pro Rata Share of such amount.

3.3              Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.                 Responsibility of Issuing DIP Lender With Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing DIP Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.                 Reimbursement by Borrowers of Amounts Paid Under Letters of Credit.  In the event an Issuing DIP Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing DIP Lender shall immediately notify Borrowers and DIP Agent, and Borrowers shall reimburse such Issuing DIP Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrowers shall have notified DIP Agent and such Issuing DIP Lender prior to 11:00 A.M. (New York City time) on the date such drawing is honored that Borrowers intend to reimburse such Issuing DIP Lender for the amount of such payment with funds other than the proceeds of Revolving DIP Loans, Borrowers shall be deemed to have given a timely Notice of Borrowing to DIP Agent requesting DIP Lenders having the applicable Revolving DIP Loan Commitment to make Revolving DIP Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, such DIP Lenders shall, on the Reimbursement Date, make Revolving DIP Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by DIP Agent to reimburse such Issuing DIP Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving DIP Loans are not received by such Issuing DIP Lender on the Reimbursement Date in an amount equal to the amount of such payment, Borrowers shall reimburse such Issuing DIP Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving DIP Loans, if any, which are so received.  Nothing in this subsection 3.3B shall be deemed to relieve any DIP Lender having the applicable Revolving DIP Loan Commitment from its obligation to make Revolving DIP Loans on the terms and conditions set forth in this Agreement, and Borrowers shall retain any and all rights it may have against any DIP Lender resulting from the failure of such DIP Lender to make such Revolving DIP Loans under this subsection 3.3B.

C.                 Payment by DIP Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)                  Payment by DIP Lenders.  In the event that Borrowers shall fail for any reason to reimburse any Issuing DIP Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing DIP Lender under a Letter of Credit issued by it, such Issuing DIP Lender shall promptly notify each other DIP Lender having the applicable Revolving DIP Loan Commitment of the unreimbursed amount of such honored drawing and of such other DIP Lender's respective participation therein based on such DIP Lender's Pro Rata Share.  Each DIP Lender having the applicable Revolving DIP Loan Commitment shall make available to such Issuing DIP Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing DIP Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing DIP Lender is located) after the date notified by such Issuing DIP Lender.  In the event that any DIP Lender having the applicable Revolving DIP Loan Commitment fails to make available to such Issuing DIP Lender on such business day the amount of such DIP Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing DIP Lender shall be entitled to recover such amount on demand from such DIP Lender together with interest thereon at the rate customarily used by such Issuing DIP Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of any DIP Lender to recover from any Issuing DIP Lender any amounts made available by such DIP Lender to such Issuing DIP Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing DIP Lender in respect of which payment was made by such DIP Lender constituted gross negligence or willful misconduct on the part of such Issuing DIP Lender.

(ii)                Distribution to DIP Lenders of Reimbursements Received From Borrowers.  In the event any Issuing DIP Lender shall have been reimbursed by other DIP Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing DIP Lender under a Letter of Credit issued by it, such Issuing DIP Lender shall distribute to each other DIP Lender having the applicable Revolving DIP Loan Commitment that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other DIP Lender's Pro Rata Share of all payments subsequently received by such Issuing DIP Lender from Borrowers in reimbursement of such payment under the Letter of Credit when such payments are received.  Any such distribution shall be made to a DIP Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such DIP Lender may request.

D.                Interest on Amounts Paid Under Letters of Credit.

(i)                  Payment of Interest by Borrowers.  Borrowers agree to pay to each Issuing DIP Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing DIP Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrowers (including any such reimbursement out of the proceeds of Revolving DIP Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving DIP Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving DIP Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)                Distribution of Interest Payments by Issuing DIP Lender.  Promptly upon receipt by any Issuing DIP Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing DIP Lender shall distribute to each other DIP Lender having the applicable Revolving DIP Loan Commitment, out of the interest received by such Issuing DIP Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing DIP Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving DIP Loans pursuant to subsection 3.3B), the amount that such other DIP Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing DIP Lender shall have been reimbursed by other DIP Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, such Issuing DIP Lender shall distribute to each other DIP Lender having the applicable Revolving DIP Loan Commitment that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other DIP Lender's Pro Rata Share of any interest received by such Issuing DIP Lender in respect of that portion of such payment so reimbursed by such other DIP Lenders for the period from the date on which such Issuing DIP Lender was so reimbursed by other such DIP Lenders to but excluding the date on which such portion of such payment is reimbursed by Borrowers.  Any such distribution shall be made to a DIP Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such DIP Lender may request.

3.4              Obligations Absolute.

The obligation of Borrowers to reimburse each Issuing DIP Lender for payments under the Letters of Credit issued by it and to repay any Revolving DIP Loans made by DIP Lenders pursuant to subsection 3.3B and the obligations of DIP Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)                  any lack of validity or enforceability of any Letter of Credit;

(ii)                the existence of any claim, set-off, defense or other right which Borrowers or any DIP Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing DIP Lender or other DIP Lender or any other Person or, in the case of a DIP Lender, against Borrowers, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or one of their Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)               any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)              payment by the applicable Issuing DIP Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Subsidiaries;

(vi)              any breach of this Agreement or any other Loan Document by any party thereto;

(vii)             any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)           the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing DIP Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing DIP Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5              Indemnification; Nature of Issuing DIP Lenders' Duties.

A.                 Indemnification.  In addition to amounts payable as provided in subsection 2.7, Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing DIP Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which such Issuing DIP Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing DIP Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing DIP Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing DIP Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing DIP Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

B.                 Nature of Issuing DIP Lenders' Duties.  As between Borrowers and any Issuing DIP Lender, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing DIP Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing DIP Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing DIP Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing DIP Lender's rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing DIP Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing DIP Lender under any resulting liability to Borrowers.

Notwithstanding anything to the contrary contained in this subsection 3.5, Borrowers shall retain any and all rights it may have against any Issuing DIP Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing DIP Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.                CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of DIP Lenders to make the Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1              Conditions to Initial Loans.

The obligations of DIP Lenders to make the Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.                 Loan Party Documents.  On or before the Closing Date, Borrowers shall, and shall cause each other Loan Party to, deliver to DIP Lenders (or to DIP Agent with sufficient originally executed copies, where appropriate, for each DIP Lender) the following with respect to Borrowers or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                  An Officer's Certificate from each Loan Party providing that the Organizational Documents of such Loan Party have not been supplemented, altered or modified since the date copies of same were delivered to DIP Agent pursuant to subsection 4.1 of the Prepetition Credit Facilities, together with a good standing certificate from the Secretary of State of its jurisdiction of organization dated a recent date prior to the Closing Date;

(ii)                Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)              Executed originals of the Loan Documents to which such Person is a party; and

(v)                Such other documents as DIP Agent may reasonably request.

B.                 Fees and Expenses.  Borrowers shall have paid to DIP Agent, for distribution (as appropriate) to DIP Agents and DIP Lenders, the fees payable on the Closing Date referred to in subsection 2.3.  Borrowers shall have paid to DIP Agent all of DIP Agent's reasonable costs and expenses incurred in connection with the consummation of the transactions contemplated hereby and shall have paid all of the reasonable fees, costs and expenses of all of DIP Agent's experts, consultants, auditors, appraisers, counsel and other advisors, including without limitation the reasonable fees and expenses of O'Melveny & Myers LLP and of local counsel to DIP Agent.

C.                 Pleadings.  No pleading or application shall have been filed in the Court by any party in interest which is not withdrawn, dismissed or denied within 15 days after filing seeking (i) to dismiss or convert any of the Chapter 11 Cases to a Chapter 7 Case, (ii) the appointment of a Chapter 11 trustee in any of the Chapter 11 Cases, (iii) the appointment of an examiner having enlarged powers relating to the operation of the business of Borrowers (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, (iv) the granting of a super-priority claim or a Lien pari passu or senior to that of DIP Agent granted pursuant to the Collateral Documents, the Interim Borrowing Order and the Final Borrowing Order, (v) to stay, reverse, vacate, or otherwise modify the Interim Borrowing Order or the Final Borrowing Order without the prior written consent of DIP Agent and DIP Lenders, or (vi) relief from the automatic stay (or any other injunction having similar effect) so as to allow a third party to proceed against any material property or assets of Borrowers.

D.                Budget.  On or before the Closing Date, DIP Agent shall have received, in form and substance satisfactory to DIP Agent and DIP Lenders, the Budget.

E.                 Orders; Related Consents.

(i)                  The Interim Borrowing Order shall have been entered by the Court, shall be in effect and not subject to stay.

(ii)                All First Day Orders entered by the Court shall be in form and substance satisfactory to DIP Agent.

F.                  Representations and Warranties; Performance of Agreements.  Borrowers shall have delivered to DIP Agent an Officer's Certificate, in form and substance satisfactory to DIP Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by them on or before the Closing Date except as otherwise disclosed to and agreed to in writing by DIP Agent; provided that where a representation and warranty, covenant or condition is qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition.

G.                Opinions of Counsel to Loan Parties.  DIP Lenders shall have received originally executed copies of one or more favorable written opinions of Borrower's general counsel, Bryan Cave LLP, counsel for Loan Parties, and of Borrowers' internal counsel in form and substance reasonably satisfactory to DIP Agent and its counsel, dated as of the Closing Date and collectively setting forth substantially the matters in the opinions designated in Exhibit VI annexed hereto and as to such other matters as DIP Agent acting on behalf of DIP Lenders may reasonably request (this Credit Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to DIP Lenders).

H.                Syndication of Loans to Prepetition Lenders.  As a condition to the effectiveness of the Revolving B DIP Loan Commitments, the making of any Revolving B DIP Loan, the issuance of any Letter of Credit under the Revolving B DIP Loan Commitments, and the effectiveness of subsection 6.8, each Prepetition Lender with a Revolving A Loan Commitment under the Prepetition Credit Facilities shall have executed this Agreement (or a Assignment Agreement with respect thereto) as a DIP Lender with a Revolving B DIP Loan Commitment constituting the same percentage of the Revolving B DIP Loan Commitments as such Prepetition Lender's Pro Rata Share of the Revolving A Loan Commitments under (and as defined in) the Prepetition Credit Facilities.  Notwithstanding anything to the contrary in this Agreement, until this condition has been satisfied as evidenced by written notification of same from DIP Agent to Borrower, the Revolving B DIP Loan Commitments shall be zero.

I.                   Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrowers and their Restricted Subsidiaries in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

J.                  Security Interests in Personal and Mixed Property.  DIP Agent shall have received evidence satisfactory to it that Borrowers and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (ii) below) that may be necessary or, in the opinion of DIP Agent, desirable in order to create in favor of DIP Agent, for the benefit of DIP Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral of such Persons. Such actions shall include the following:

(i)                  Stock Certificates and Instruments.  Delivery to DIP Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to DIP Agent) representing all capital stock constituting DIP First Priority Collateral pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to DIP Agent) evidencing any DIP First Priority Collateral;

(ii)                UCC Financing Statements and Fixture Filings.  Delivery to DIP Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of DIP Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

(iii)               Cash Management.  To the extent not previously delivered to Prepetition Agent pursuant to the Prepetition Credit Facilities, Delivery to DIP Agent of a Lock Box Agreement executed by each Person that is a party thereto with respect to each Lockbox Account listed on Schedule 7.14 annexed to the Prepetition Credit Facilities and a Control Agreement with respect to each Concentration Account listed on  such Schedule 7.14.

K.                Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by DIP Agent, acting on behalf of DIP Lenders, and its counsel shall be satisfactory in form and substance to DIP Agent and such counsel, and DIP Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as DIP Agent may reasonably request.

4.2              Conditions to All Loans.

The obligations of DIP Lenders to make Loans on each Funding Date (other than with respect to Loans made pursuant to subsection 2.1B(ii)) are subject to the following further conditions precedent:

A.                 DIP Agent shall have received before that Funding Date, (i) in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrowers and (ii) a certificate executed by an Officer of each Borrower certifying to DIP Agent that, each such Officer is not aware of any information contained in the Budget which is false or misleading or of any omission of information which causes such Budget to be false or misleading and that the proceeds of the Loans requested on such Funding Date shall be applied in accordance with, and for the purpose identified in, such Budget.

B.                 As of that Funding Date:

(i)                  The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that where a representation and warranty is already qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition;

(ii)                No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)               Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv)              No order, judgment or decree of any Government Authority (including, without limitation, the Court) shall purport to enjoin or restrain any DIP Lender from making the Loans to be made by it on that Funding Date;

(v)                Borrowers shall have delivered such other certificates or documents that DIP Agent shall reasonably request, in form and substance satisfactory to DIP Agent; and

(vi)              The Interim Borrowing Order and/or Final Borrowing Order, as applicable, shall be in effect and not subject to stay.

4.3              Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing DIP Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.                 On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.                 On or before the date of issuance of such Letter of Credit, DIP Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance of Letter of Credit in each case signed by a duly authorized Officer of Borrowers, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing DIP Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.                 On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.                BORROWERS' REPRESENTATIONS AND WARRANTIES

In order to induce DIP Lenders to enter into this Agreement and to make the Loans, to induce Issuing DIP Lender to issue Letters of Credit and to induce DIP Lenders to purchase participations therein, Borrowers represent and warrant to each DIP Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1              Organization, Powers, Qualification, Good Standing, Business and Restricted Subsidiaries.

A.                 Organization and Powers.  Company is a cooperative corporation and the Restricted Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization as specified in Schedule 5.1 annexed hereto.  Subject to compliance with any applicable provisions of the Bankruptcy Code, each Loan Party and each of their Restricted Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.  Each of Borrowers and their Restricted Subsidiaries thereof is in compliance with its Organizational Documents and all applicable orders of the Court.

B.                 Qualification and Good Standing.  Each Loan Party and each of their Restricted Subsidiaries are qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

C.                 Conduct of Business.  Borrowers and their Restricted Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.  In accordance with their past practices, Borrowers shall continue to monitor the existence of supplier Liens with respect to any Raw Materials or living livestock purchased and used in Borrowers' business and to make payment for products on which Liens have been disclosed jointly to the Lien holder and the seller of such products.

D.                Subsidiaries.  All of the Subsidiaries of Borrowers are identified in Schedule 5.1 annexed hereto.  The capital stock or similar equity interest of each of the Subsidiaries of Borrowers identified in Schedule 5.1 annexed hereto are duly authorized, validly issued, fully paid and nonassessable and none of such capital stock or similar equity interests constitutes Margin Stock.  Each of the Subsidiaries of Borrowers identified in Schedule 5.1 annexed hereto is a cooperative corporation, corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and will not have a Material Adverse Effect.  Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Borrowers and each of their Subsidiaries in each of the Subsidiaries of Borrowers identified therein. Each Unrestricted Subsidiary: (i) has no Indebtedness that is directly or indirectly recourse to any Borrower or any Restricted Subsidiary; (ii) is not party to any agreement, contract, arrangement or understanding with any Borrower or any Restricted Subsidiary of any Borrower that would provide the creditors of such Unrestricted Subsidiary (including Persons with contingent claims against such Unrestricted Subsidiary) with any recourse to or against any Borrower or any of their Restricted Subsidiaries or any of their respective assets or revenues; (iii) is a Person with respect to which no Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional equity Securities or other equity or ownership interests, or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve or maintain any specified levels of profitability; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Borrower or any of their Restricted Subsidiaries; and (v) has no Subsidiaries.

E.                 Joint Ventures.  All of the Joint Ventures of Borrowers and their Subsidiaries are set forth on Schedule 5.1E annexed hereto.  The business purpose, capitalization and constituent members, together with percentage ownership interests thereof, of each Joint Venture are described on Schedule 5.1E.

5.2              Authorization of Borrowing, etc.

A.                 Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents (i) have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto; and (ii) have been or by the Closing Date will be duly authorized by the Court.

B.                 No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrowers or any of their Restricted Subsidiaries, the Organizational Documents of Borrowers or any of their Restricted Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrowers or any of their Restricted Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrowers or any of their Restricted Subsidiaries or an applicable order of the Court, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrowers or any of their Restricted Subsidiaries (other than any Liens created under any of the Loan Documents in favor of DIP Agent on behalf of DIP Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrowers or any of their Restricted Subsidiaries, except for such approvals or consents or an applicable order of the Court which will be obtained on or before the Closing Date and disclosed in writing to DIP Lenders.

C.                 Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except from the Court.

D.                Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and, subject to approval by the Court, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

E.                 Restrictions on Transfer.  There are no restrictions on any Borrower or any of its wholly-owned Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one to another, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law (including the Bankruptcy Code and any applicable orders of the Court), (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (iv) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 7.2 (each of which document or instrument is set forth on, and each of which document and instrument is described on, Schedule 5.2E which shall be delivered to DIP Agent not later than entry of the Final Borrowing Order); provided that (x) such prohibitions or restrictions apply only to the assets subject to such Liens, and (y) the prohibitions or restrictions set forth in clauses (iii) or (iv) only apply to the extent enforceable under the Bankruptcy Code and the applicable orders of the Court.

F.                  Pre-Petition Indebtedness.  Prepetition Indebtedness (and all amounts owing in respect thereof) as of the Petition Date is set forth in Schedule 5.2F annexed hereto.

G.                Chapter 11 Cases.  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Interim Borrowing Order and prior to the date thereof the Final Borrowing Order has been given, both as identified in the Certificate of Service, filed with the Court.

5.3              Financial Condition.

Borrowers have heretofore delivered to DIP Lenders, at DIP Lenders' request, the financial statements and information for the fiscal year ended August 31, 2001 and the fiscal quarters ended November 30, 2001 and February 28, 2002.  All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  None of the Borrowers and no Subsidiary has (nor will have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to DIP Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Restricted Subsidiaries.

5.4              No Material Adverse Change; No Restricted Junior Payments.

Since August 31, 2001,  no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect other than the filing of the Chapter 11 Cases, declines in the Petroleum Business and declines in the Fertilizer Business to the extent disclosed to DIP Agent in written materials provided to DIP Agent and lenders under the Prepetition Credit Facilities on May 20, 2002.  Neither Borrowers nor any of their Restricted Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5              Title to Properties; Liens; Real Property; Intellectual Property.

A.                 Title to Properties; Liens.  Borrowers and their Restricted Subsidiaries have (i) good sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7.  Except for Permitted Encumbrances, Liens securing the Prepetition Credit Facilities as of the Petition Date or as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.                 Real Property.  As of the Closing Date, Schedule 5.5B annexed to the Prepetition Credit Facilities contains a true, accurate and complete list of (i) all fee interests in any Material Real Property Asset (as defined in the Prepetition Credit Facilities) and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) constituting a Material Leasehold Property (as defined in the Prepetition Credit Facilities).  Except as specified in Schedule 5.5B annexed to the Prepetition Credit Facilities, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrowers do not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower or Restricted Subsidiary, enforceable against such Borrower or Restricted Subsidiary in accordance with its terms, except as enforcement may be limited by the Chapter 11 Cases.

C.                 Intellectual Property.  As of the Closing Date, Schedule 5.5C annexed to the Prepetition Credit Facilities contains a true, accurate and complete list of all Intellectual Property.  Each of Borrowers and their Restricted Subsidiaries owns or has the right to use all Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expected to result in a Material Adverse Effect.

5.6              Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed to the Prepetition Credit Facilities, there are no Proceedings (whether or not purportedly on behalf of Borrowers or any of their Restricted Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries or any property of Borrowers or any of their Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7              Payment of Taxes.

Except to the extent permitted by subsection 6.3 and to the extent payment has been excused by the Bankruptcy Code or an applicable Order of the Court, all tax returns and reports of Borrowers and their Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Borrowers know of no proposed tax assessment against Borrowers and their Subsidiaries that is not being actively contested by Borrowers or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8              Performance of Agreements; Materially Adverse Agreements; Material Contracts.

A.                 Except as excused by the Bankruptcy Code or applicable order of the Court, Neither Borrowers nor any of their Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

B.                 Neither Borrowers nor any of their Restricted Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

C.                 All Material Contracts are in full force and effect and no material defaults currently exist thereunder other than any caused by the filing of the Chapter 11 Cases.

5.9              Governmental Regulation.

Neither Borrowers nor any of their Restricted Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation (other than the Bankruptcy Code) which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the DIP Obligations unenforceable.

5.10          Securities Activities.

A.                 Neither Borrowers nor any of their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                 Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrowers only or of Borrowers and their Restricted Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrowers and any DIP Lender or any Affiliate of any DIP Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11          Employee Benefit Plans.

A.                 Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the instances of noncompliance and the failures to perform would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received from the Internal Revenue Service a determination that it is so qualified, and to the best knowledge of Borrowers, no event or condition has occurred or exists which would reasonably be expected to result in a loss of qualification.

B.                 No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, has resulted in or would reasonably expected to result in a Material Adverse Effect.

C.                 Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed to the Prepetition Credit Facilities, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

D.                As of the most recent valuation date for any Pension Plan, the excess of (1) the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of Section 412 of the Internal Revenue Code or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed an amount that, if payable, would reasonably be expected to result in a Material Adverse Effect.

E.                 As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed an amount which, if payable, would reasonably be expected to result in a Material Adverse Effect.

5.12          Certain Fees.

Borrowers and their Subsidiaries have incurred no liability or obligation for any broker's or finder's fees or commissions with respect to this Agreement or any of the transactions contemplated hereby, and Borrowers hereby indemnify DIP Lenders against, and agree that they will hold DIP Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13          Environmental Protection.

Except for the matters disclosed on Schedule 5.13 annexed to the Prepetition Credit Facilities, which individually and in the aggregate could not reasonably be expected to have any Material Adverse Effect, and except for such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

(i)                  neither Borrowers nor any of their Restricted Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(ii)                neither Borrowers nor any of their Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)               there are and, to Borrowers' knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrowers or any of their Restricted Subsidiaries;

(iv)              neither Borrowers nor any of their Restricted Subsidiaries nor, to Borrowers' knowledge, any predecessor of Borrowers or any of their Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrowers' or any of their Restricted Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

(v)                Borrowers and the Restricted Subsidiaries have been and are in compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws.

5.14          Employee Matters.

There is no strike or work stoppage in existence or threatened involving Borrowers or any of their Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15          Matters Relating to Collateral.

A.                 Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by Loan Parties, and the issuance of the Interim Borrowing Order by the Court are effective to create in favor of DIP Agent for the benefit of DIP Lenders, as security for the DIP Obligations, a valid and perfected First Priority Lien in the Collateral and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect.

B.                 Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority (other than the Court) is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of DIP Agent pursuant to any of the Collateral Documents or (ii) the exercise by DIP Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

C.                 Absence of Third-Party Filings.  Except such as may have been filed in favor of DIP Agent as contemplated by subsection 5.15A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

D.                Margin Regulations.  The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E.                 Information Regarding Collateral.  All information supplied to DIP Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.16          Disclosure.

No representation or warranty of Borrowers or any of their Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to DIP Lenders or their agents, consultants, auditor, attorneys or representatives, including without limitation DIP Agent's environmental consultant, by or on behalf of Borrowers or any of their Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrowers, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrowers to be reasonable at the time made, it being recognized by DIP Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrowers (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to DIP Lenders or their agents, consultants, auditor, attorneys or representatives, including without limitation DIP Agent's environmental consultant, for use in connection with the transactions contemplated hereby.

5.17          The Orders.

On the date of the making of the initial Loans hereunder, the Interim Borrowing Order (or, if there is no Interim Borrowing Order, the Final Borrowing Order) will have been entered and shall be in effect in all respects and not subject to any stay (except as expressly permitted under this Agreement).  On the date of the making of any Loan, the Interim Borrowing Order or the Final Borrowing Order, as the case may be, shall be in effect in all respects and not subject to any stay.  Upon the maturity (whether by acceleration or otherwise) of any of the DIP Obligations of the Borrowers hereunder and under the other Loan Documents, DIP Lenders shall be entitled to immediate payment of such DIP Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Court.

Section 6.                BORROWERS' AFFIRMATIVE COVENANTS

Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other DIP Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite DIP Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1              Financial Statements and Other Reports.

Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Borrowers will deliver to DIP Agent for distribution to the DIP Lenders:

(i)                  Events of Default, etc.:  promptly upon any officer of Borrowers obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any DIP Lender has given any notice (other than to DIP Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Borrowers or any of their Restricted Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Borrowers with the Securities and Exchange Commission on Form 8-K if Borrowers were required to file such reports under the Exchange Act, (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (e) the occurrence of an event of default under any material indebtedness of any Joint Venture which default could reasonably be expected to allow such Joint Venture's creditors to block Distributions to Borrowers or their Restricted Subsidiaries, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto, to the extent Borrowers exercising their Best Efforts have the ability to take any action pursuant to the applicable Joint Venture Agreement;

(ii)                Monthly and Quarterly Financials:  (a) as soon as available and in any event within 30 days after the end of each month ending after the Closing Date the Monthly Reporting Package and (b) as soon as available and in any event within one Business Day after filing with the SEC but in no event later than 50 days after the end of each Fiscal Quarter (or, with respect to the fourth Fiscal Quarter, 95 days), for Fiscal Quarters ending after the Closing Date, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (ii) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period and (iii) the balance sheets and statements of income and cash flows required in clause (i) above prepared on the basis that the Restricted Subsidiaries are the only Subsidiaries of Borrowers (the "Restricted Subsidiary Basis");

(iii)               Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management of Company for such Fiscal Year, (c) in the case of such consolidated financial statements, a report thereon of KPMG, LLP or other independent certified public accountants of recognized national standing selected by Borrowers and satisfactory to DIP Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (d) the balance sheets and statements of income and cash flows required above in clause (a) prepared on the Restricted Subsidiary Basis;

(iv)              Compliance Certificates:  together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Borrowers stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Restricted Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(v)                Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrowers and their Restricted Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries and the financial statements prepared on the Restricted Subsidiary Basis for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Borrowers setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)              Accountants' Certification:  together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii)             Accountants' Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all opinions submitted to Borrowers by independent certified public accountants in connection with each annual interim or, if requested by DIP Agent, special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any management letter submitted by such accountants to management in connection with their annual audit;

(viii)           SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by a Borrower to its security holders or by any Restricted Subsidiary of a Borrower to its security holders other than Borrowers or another Restricted Subsidiary of a Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by a Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by a Borrower or any of its Restricted Subsidiaries to the public concerning material developments in the business of any Borrower or any of its Restricted Subsidiaries;

(ix)              Litigation or Other Proceedings:  (a) promptly upon any officer of a Borrower obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting a Borrower or any of its Restricted Subsidiaries or any property of a Borrowers or any of its Restricted Subsidiaries not previously disclosed in writing by Borrowers to DIP Lenders or (2) any material development in any Proceeding that, in any case:

(x)     if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

(y)     seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to any Borrower to enable DIP Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, a Borrowers or any of its Restricted Subsidiaries equal to or greater than $1,000,000, and promptly after request by DIP Agent such other information as may be reasonably requested by DIP Agent to enable DIP Agent and its counsel to evaluate any of such Proceedings;

(x)                ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)              ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as DIP Agent shall reasonably request;

(xii)             Financial Plans:  (a) as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the "Financial Plan" for such Fiscal Year), including (1) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Borrowers and their Restricted Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (2) forecasted consolidated and consolidating statements of income and cash flows of Borrowers and their Restricted Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (3) the amount of forecasted unallocated overhead for each such Fiscal Year, and (4) such other information and projections as any DIP Lender may reasonably request; and (b) upon the filing of any plan of reorganization or any material amendment thereto, a consolidated and consolidating plan and financial forecast for the twelve-month period, commencing with the month of proposed confirmation of such plan of reorganization, and the next succeeding twelve month period, including (1) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Borrowers and their Restricted Subsidiaries for each such twelve-month period, together with an explanation of the assumptions on which such forecasts are based, (2) forecasted consolidated and consolidating statements of income and cash flows of Borrowers and their Restricted Subsidiaries for each month of such period, together with an explanation of the assumptions on which such forecasts are based, (3) the amount of forecasted unallocated overhead for each such period, and (4) such other information and projections as any DIP Lender may reasonably request;

(xiii)           Insurance:  as soon as practicable after any material change in insurance coverage maintained by Borrowers and their Restricted Subsidiaries notice thereof to DIP Agent specifying the changes and reasons therefor;

(xiv)           Governing Body:  with reasonable promptness, written notice of any change in the Governing Body of any Borrower;

(xv)            Budget:  as soon as practicable and in any event no later than Friday of each week, commencing with the first Friday after the Closing Date, Borrowers shall deliver to DIP Agent an updated Budget, in form and substance satisfactory to DIP Agent (unless otherwise directed by Requisite Lenders) depicting cash flow projections for the immediately succeeding one week period and monthly for the remaining Budget Period, together with an explanation of the material assumptions on which such projections are based;

(xvi)           Material Contracts:  promptly, and in any event within ten Business Days after any Material Contract of Borrowers or any of their Restricted Subsidiaries is terminated or amended in a manner that is materially adverse to Borrowers or such Restricted Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xvii)         Borrowing Base Certificates:  as soon as available and in any event by the second Business Day after Sunday of each week commencing with the first Sunday after the Closing Date, a Borrowing Base Certificate dated as of such Sunday, together with any additional schedules and other information as DIP Agent may reasonably request, together with an AR Aging Report and AP Aging Report for the period covered by the Borrowing Base Certificate.

(xviii)        Weekly Cash Flow Statements and Variance Reports:  as soon as available and in any event not later than the day on which a Borrowing Base Certificate is delivered pursuant to clause (xvii) above, Borrowers shall deliver to DIP Agent (a) consolidated and consolidating cash flow statements, consistent with the Budget and otherwise in form and substance satisfactory to DIP Agent, reflecting on a line-item basis Cash receipts and disbursements for Borrowers and a Variance Report.

(xix)           Bankruptcy Information:  promptly after the same is available, Borrowers shall furnish or cause to be furnished to counsel for DIP Agent all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of a Borrower with the Court or the United States Trustee in the Chapter 11 Cases or distributed by or on behalf of a Borrower to any official committee appointed in the Chapter 11 Cases and without limiting the generality of the foregoing, Borrowers shall promptly deliver to, and discuss with, DIP Agent and its counsel any and all information and developments in connection with any proposed Asset Sale, including, without limitation, any letters of intent, commitment letters or engagement letters received by any Borrower, any asset valuation, and any other event or condition which is reasonably likely to have a material effect on a Borrower or any of its Restricted Subsidiaries or the Chapter 11 Cases, including, without limitation, the progress of any disclosure statement or any proposed Chapter 11 plan of reorganization, including term sheets, negotiations, drafts, documents or communications pertaining thereto.

(xx)            Cash Flow Forecasts. Not later than the entry of the Final Borrowing Order, a cash flow forecast for the Borrowers and their Restricted Subsidiaries for the 18-month period commencing on the Petition Date reasonably satisfactory to Agent. Within 10 days of the consummation of any Asset Sale, Borrowers shall update such cash flow forecast to reflect the effects of such Asset Sale (and any other events since such forecast was last updated).

(xxi)           Other Information:  with reasonable promptness, such other information and data with respect to a Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any DIP Lender.

6.2              Existence, etc.

Except as otherwise permitted under subsection 7.7, Borrowers will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Borrowers nor any of their Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Borrowers or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrowers or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrowers, such Subsidiary or DIP Lenders.

6.3              Payment of Taxes and Claims; Tax.

A.                 Except as prohibited or excused by the Borrowing Orders, this Agreement, the Bankruptcy Code or an applicable order of the Court, Borrowers will, and will cause each of their Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.                 Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrowers or any of their Restricted Subsidiaries).

6.4              Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.                 Maintenance of Properties.  Borrowers will, and will cause each of their Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrowers and their Restricted Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B.                 Insurance.  Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrowers and their Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Borrowers will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance with such exceptions to replacement coverage as reasonably approved by DIP Agent, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to DIP Agent in its commercially reasonable judgment.  Each such policy of insurance shall (a) name DIP Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to DIP Agent, that names DIP Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $250,000 and provides for at least 30 days prior written notice to DIP Agent of any modification or cancellation of such policy.

C.                 Application of Net Insurance/Condemnation Proceeds.

(i)                  Business Interruption Insurance.  Upon receipt by Borrowers or any of their Restricted Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, Borrowers shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving DIP Loan Commitments shall be reduced) as provided in subsection 2.4B;

(ii)                Net Insurance/Condemnation Proceeds Received by Borrowers.  Upon receipt by Borrowers or any of their Restricted Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrowers shall, or shall cause one or more of their Restricted Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and the Revolving DIP Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrowers shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and the Revolving DIP Loan Commitments shall be reduced) as provided in subsection 2.4B;

(iii)               Net Insurance/Condemnation Proceeds Received by DIP Agent.  Upon receipt by DIP Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Borrowers would have been required to apply such Net Insurance/Condemnation Proceeds (if they had received them directly) to prepay the Loans and/or reduce the Revolving DIP Loan Commitments, DIP Agent shall, and Borrowers hereby authorize DIP Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving DIP Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply DIP Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrowers, and Borrowers shall, or shall cause one or more of their Restricted Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received.

6.5              Inspection Rights; DIP Lender Meeting.

Borrowers shall, and shall cause each of their Restricted Subsidiaries to, and shall use their Best Efforts to cause (to the extent not prohibited by the applicable Joint Venture Agreements) the Joint Ventures to permit (i) any authorized representatives designated by any DIP Lender (a) to visit and inspect any of the properties of Borrowers, any of their Restricted Subsidiaries or of the Joint Ventures, (b) to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers and independent public accountants (provided that Borrowers may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and (c) to visit, inspect and audit any of the properties of Borrowers, or any of their Subsidiaries or the Joint Ventures, including their financial and accounting books and records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with their officers, partners, members and independent public accountants; and (ii) DIP Agent shall have the right to designate its authorized representatives to conduct periodic audits and/or appraisals of all Inventory, Accounts, machinery and equipment, Real Property Assets or Intellectual Property of the Loan Parties from time to time after the Closing Date, all upon reasonable notice and during normal business hours.  Without in any way limiting the foregoing, Borrowers will, upon the request of DIP Agent or Requisite DIP Lenders participate in a meeting of DIP Agent and DIP Lenders to be held at Borrowers' corporate offices (or such other location as may be agreed to by Borrowers and DIP Agent) at such time as may be agreed to by Borrowers and DIP Agent.

6.6              Compliance with Laws, etc.

Borrowers shall comply, and shall cause each of their Restricted Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7              Environmental Matters.

A.                 Environmental Disclosure.  Borrowers will deliver to DIP Agent and DIP Lenders:

(i)                  Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrowers or any of their Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)                Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws which Release could reasonably be expected to have a Material Adverse Effect, (b) any remedial action taken by Borrowers or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iii)               Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Borrowers or any of their Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency where the failure to report any such Release could reasonably be expected to have a Material Adverse Effect, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrowers or any of their Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to cause an Environmental Claim that would have a Material Adverse Effect;

(iv)              Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrowers or any of their Restricted Subsidiaries that could reasonably be expected to (1) expose Borrowers or any of their Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Borrowers or any of their Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrowers or any of their Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrowers or any of their Restricted Subsidiaries to any additional obligations or requirements under any Environmental Laws which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

B.                 Borrowers' Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)     Remedial Actions Relating to Hazardous Materials Activities.  Borrowers shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of their Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

(ii)     Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Borrowers shall promptly take, and shall cause each of their Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Borrowers or their Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Borrowers or any of their Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

C.                 Environmental Review and Investigation.  Borrowers agree that upon DIP Agent's receipt of information which DIP Agent reasonably determines may indicate the possibility of a Material Adverse Effect, DIP Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrowers' expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrowers and (ii) conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Borrowers or any of their Restricted Subsidiaries, Borrowers shall only be obligated to use commercially reasonable efforts to obtain permission for DIP Agent's professional consultant to conduct an investigation of such Facility.  For purposes of conducting such a review and/or investigation, Borrowers hereby grant to DIP Agent and its employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Borrowers or any of their Restricted Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith.  Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrowers and DIP Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility.  Borrowers and DIP Agent hereby acknowledge and agree that any report of any investigation conducted at the request of DIP Agent pursuant to this subsection 6.7C will be obtained and shall be used by DIP Agent and DIP Lenders for the purposes of DIP Lenders' internal credit decisions, to monitor and police the Loans and to protect DIP Lenders' security interests, if any, created by the Loan Documents.  If requested by Borrowers, and provided no Event of Default or Potential Event of Default is outstanding, DIP Agent agrees to deliver a copy of any such report to Borrowers with the understanding that Borrowers acknowledge and agree that (x) they will indemnify and hold harmless DIP Agent and each DIP Lender from any costs, losses or liabilities relating to Borrowers' use of or reliance on such report, (y) neither DIP Agent nor any DIP Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrowers, neither DIP Agent nor any DIP Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

6.8              Adequate Protection of Prepetition Lenders -- Revolving B DIP Loan Advances.

Effective upon satisfaction of the condition set forth in subsection 4.1H, as adequate protection for Prepetition Lenders:

A.                 Application of Prepetition Lenders' Cash Collateral.  (i) With respect to Prepetition Lenders' Cash Collateral existing on the Petition Date and all accounts receivable existing on the Petition Date, (1) Borrowers and their Subsidiaries shall, immediately upon receipt, remit for the account of Prepetition Revolving Lenders, to be applied against Prepetition Revolving Lenders' Claims in accordance with the Prepetition Credit Facilities, an amount equal to 100% of such Prepetition Lenders' Cash Collateral and collections of accounts receivable existing on the Petition Date, such repayments, if used to prepay Prepetition Revolving Loans in accordance with the Prepetition Credit Facilities, may be advanced as Revolving B DIP Loans pursuant to subsection 2.1A(ii) and (2) if no Prepetition Revolving Loans or other Prepetition Lenders' Claims with respect thereto are outstanding, other than Contingent Obligations in respect of letters of credit thereunder, such Prepetition Lenders' Cash Collateral shall be applied to repay Revolving B DIP Loans without reducing the Revolving B DIP Loan Commitment; and (ii) with respect to Net Insurance/Condemnation Proceeds, Net Asset Sale Proceeds and proceeds of any other collateral, except as provided in subsection 2.4, Borrowers and their Subsidiaries shall, immediately upon receipt, remit for the account of Prepetition Lenders, to be applied against Prepetition Lenders' Claims in accordance with the Prepetition Credit Facilities; provided  that (i) no such repayment will be required if any Property that is sold or as to which insurance or condemnation proceeds are received is subject to a Permitted Encumbrance to the extent that any proceeds thereof are used to pay the Indebtedness secured by such Permitted Encumbrance and (ii) if no Prepetition Revolving Loans or other Prepetition Lenders' Claims with respect thereto are outstanding, other than Contingent Obligations in respect of letters of credit thereunder, the Prepetition Lenders' Cash Collateral otherwise required to prepay the Prepetition Revolving Loans under the Prepetition Credit Facilities shall be applied to prepay Revolving B DIP Loans in accordance with subsection 2.4 to the extent applicable and otherwise in accordance with subsection 2.5B.  Borrowers and their Subsidiaries shall not use the Prepetition Lenders' Cash Collateral except in accordance with this subsection 6.8. If, as a result of any permitted challenge to Prepetition Lenders' Liens, Prepetition Lenders are determined by a Final Order to have been undersecured on the Petition Date and it is determined by a Final Order that the funds used to make any payment to Prepetition Lenders pursuant to this subsection 6.8A did not constitute Prepetition Lenders' Cash Collateral or the Lien or Prepetition Obligations related to such Prepetition Lenders' Cash Collateral is avoided (the "Reversed Cash Collateral Payment"), then the parties shall be returned to status quo ante and any reborrowings of any Reversed Cash Collateral Payments that have been made as Revolving B DIP  Loans under this Agreement shall be reversed so that such Revolving B DIP Loans are deemed to be repaid and the Prepetition Lenders' Claims are increased by a corresponding amount, in each case without any cash payments being made. The foregoing sentence shall not preculde the Court from providing for additional appropriate remedies with respect to successful Avoidance Actions.

B.                 Replacement Liens.  To the extent of use of Prepetition Lenders' Collateral other than for payment of Prepetition Lenders' Claims, Prepetition Lenders are hereby granted a replacement Lien in all assets of the estate not subject to their Liens other than Avoidance Claims (the "Replacement Liens").  Such Replacement Liens shall be subject to the fees and expenses referred to in clauses (i), (ii) and (iii) of subsection 2.16, the Liens set forth on Schedule 2.16 and the First Priority Liens on the Collateral securing the DIP Obligations.  To the extent of diminution in value of collateral, other than as a result of payment of Prepetition Lenders' Claims, Prepetition Lenders shall receive a claim, subject to the fees and expenses described in clauses (i), (ii) and (iii) of subsection 2.16, under Section 507(b) of the Bankruptcy Code, with priority over all claims allowable under Sections 507(a)(1) and 503(b) of the Bankruptcy Code.

C.                 Interest and Fees pursuant to Prepetition Credit Facilities.  Interest on amounts outstanding under the Prepetition Credit Facilities shall accrue at the "Base Rate" as defined in the Prepetition Credit Facilities, plus 2.50% in the case of Revolving Loans thereunder or as provided in the Prepetition Credit Facilities in the case of Term Loans thereunder, notwithstanding the existence of events of default under the Prepetition Credit Facilities, and shall be paid by Borrowers in Cash monthly in arrears.  Notwithstanding the foregoing, Eurodollar Rate Loans outstanding under the Prepetition Credit Facilities as of the Closing Date shall accrue interest at the "Adjusted Eurodollar Rate" as defined in the Prepetition Credit Facilities, plus 3.50% in the case of Revolving Loans thereunder or as provided in the Prepetition Credit Facilities in the case of Term Loans thereunder, until the expiration of the Interest Period applicable thereto, and thereafter shall accrue interest as set forth in the preceding sentence. Interest and all fees, costs and expenses (including, without limitation, attorneys' fees) under the Prepetition Credit Facilities shall be paid when due without further order of the Court.

D.                Assignments under Prepetition Credit Facilities.  Assignments and participations of loans under the Prepetition Credit Facilities shall, in addition to the provisions of Section 10.1 of the Prepetition Credit Facilities, be subject to the provisions of subsection 10.1 hereto with respect to the requirement that any assignments of Revolving Loans under the Prepetition Credit Facilities or Revolving B DIP Loans constitutes a ratable assignment of the assigning lenders interest in all such loans and the commitments related thereto.

E.                 Agreement Regarding Prepetition Credit Facilities.  To the extent that the foregoing is inconsistent with any provision of the Prepetition Credit Facilities, the parties to the Prepetition Credit Facilities hereby agree thereto as evidenced by their signature hereto.

6.9              Asset Sale Program.

Not later than the entry of the Final Borrowing Order, Borrowers shall deliver to DIP Agent Borrowers' plan for conducting systematic Asset Sales (the "Asset Sale Program"), which plan shall be in form and substance acceptable to DIP Agent and which shall, among other things:  (i) specify the assets to be sold, the prices at which such assets are to be marketed and the anticipated timing of such sales; and (ii) specify appropriate sales agents, brokers and/or investment bankers to be retained in connection with the Asset Sale Program.  Borrowers and their Subsidiaries shall use Best Efforts to take the action outlined in the Asset Sale Program, including the consummation of the Asset Sales contemplated therein.  Borrowers shall promptly inform DIP Agent of all matters material to the Asset Sale Program, including promptly notifying DIP Agent of and promptly delivering copies of all appraisals, offering materials, reports, indications of interest, offers, responses, draft documents and other matters pertinent thereto.

6.10          Further Assurances.

A.                 Assurances.  Without expense or cost to DIP Agent or DIP Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as DIP Agent may from time to time reasonably request and that do not involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto DIP Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to DIP Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, registering or recording this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, Borrowers shall deliver to DIP Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by DIP Agent to perfect DIP Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

B.                 Filing and Recording DIP Obligations.  Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Loan Document, including any instrument of further assurance described in subsection 6.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Refinery Mortgage or any other Loan Document, including any instrument of further assurance described in subsection 6.10A (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on the Notes or any other Loan Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from DIP Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by DIP Agent) accompanied by documentation verifying the nature and amount of such payments, DIP Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

C.                 Costs of Defending and Upholding the Lien.  DIP Agent may, upon at least five days' prior notice to Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of DIP Agent, DIP Lenders or any Borrower, in which DIP Agent or any DIP Lender is named or which DIP Agent in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, the Lien thereon or any Loan Document and (ii) institute any action or proceeding which DIP Agent reasonably determines should be instituted to protect the interest or rights of DIP Agent and DIP Lenders in any Collateral or under this Agreement or any other Loan Document.  Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by DIP Agent shall be paid pursuant to subsection 10.2 hereof.

D.                Refinery Mortgage.  Within five Business Days of the Closing Date, DIP Agent shall have received a fully executed and notarized Mortgage, in proper form for recordation in the appropriate jurisdiction encumbering the Refinery Assets constituting Real Property Assets. Alternatively, DIP Agent may accept, in its discretion, the recordation in the applicable real estate records of the Interim Borrowing Order and/or Final Borrowing Order in satisfaction of this condition.

6.11          Management Consultant.

Not later than June 30, 2002, Borrowers shall have retained a management consultant with a term extending at least until the Commitment Termination Date to assist with, among other things, vendor, customer and employee relations, which management consultant, the scope of its duties and terms and conditions of its retention shall be satisfactory to Borrowers, DIP Agent and Requisite Lenders.

Section 7.                BORROWERS' NEGATIVE COVENANTS

Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other DIP Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite DIP Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Restricted Subsidiaries to perform, all covenants in this Section 7.

7.1              Indebtedness.

Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                  Borrowers may become and remain liable with respect to the DIP Obligations;

(ii)                Borrowers and their Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)               Borrowers and their Restricted Subsidiaries may remain liable with respect to Indebtedness in respect of Capital Leases set forth on Schedule 7.1;

(iv)     Each Borrower and Restricted Subsidiary may remain liable with respect to Prepetition Indebtedness without giving effect to any extensions, renewals, refinancings, supplemental borrowings or other incurrences thereof;

(v)     Borrowers and their Restricted Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with the rejection of unexpired leases and executory contracts in the Chapter 11 Cases; provided, that the obligation of any Borrower or Restricted Subsidiary in respect of such Indebtedness shall be determined by a Final Order of the Court entered at the time of such rejection, to be a general, unsecured, non-priority claim; and

(vi)     Any Borrower or any debtor in the Chapter 11 Cases may become and remain liable with respect to Indebtedness to any Subsidiary that is a debtor in the Chapter 11 Cases, and any Subsidiary that is a debtor in the Chapter 11 Cases may become and remain liable with respect to Indebtedness to any Borrower or any other Subsidiary that is a debtor in the Chapter 11 Cases; provided that (a) all such intercompany Indebtedness held by a Borrower or any Subsidiary of a Borrower shall be evidenced by promissory notes that are pledged to DIP Agent pursuant to the terms of the applicable Collateral Document, (b) all such intercompany Indebtedness owed by any Borrower to any of their Subsidiaries shall be subordinated in right of payment to the payment in full of the DIP Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement and (c) any payment by any Subsidiary of any Borrower under any guaranty of the DIP Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to any Borrower or to any of their Subsidiaries for whose benefit such payment is made.

7.2              Liens and Related Matters.

A.                 Prohibition on Liens.  Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, or apply to the Court for the authority to do any of the foregoing except:

(i)                  Permitted Encumbrances;

(ii)                Liens created in favor of DIP Agent (for the benefit of DIP Lenders) (a) pursuant to the Collateral Documents or (b) authorized by the Interim Borrowing Order or the Final Borrowing Order;

(iii)               Liens securing the Prepetition Credit Facilities, which Liens shall be junior and in second priority to the Liens securing the DIP Obligations;

(iv)              Liens set forth on Schedule 2.16 and other Liens in existence as of the Petition Date described in Schedule 7.2 annexed hereto;

(v)                Liens evidencing Capital Leases permitted by subsection 7.1;

(vi)              Liens of CoBank and other cooperatives, respectively, on Investments by Borrowers in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Borrowers and their Restricted Subsidiaries as of the Petition Date and set forth on Schedule 7.2(vi) attached hereto;

(vii)             Liens on goods exported securing any indemnity and repurchase obligations contemplated by transactions involving the Borrowers or any Subsidiary and any financial institution pursuant to the export credit guarantee program of the Commodity Credit Corporation (or any successor) or other program designated to assist or enhance export sales;and

(viii)           statutory Liens on oil, gas and other mineral rights arising out of or existing in connection with oil or gas leases or interests and mineral rights, or in real property pertaining thereto, provided that the aggregate amount of all obligations secured by all such Liens shall not exceed $1,000,000.

B.                 No Further Negative Pledges.  No Borrower or any Restricted Subsidiary shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

C.                 No Restrictions on Restricted Subsidiary Distributions to Borrowers or Other Restricted Subsidiaries.  Borrowers will not, and will not permit any of their Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary's capital stock owned by Borrowers or any other Restricted Subsidiary of Borrowers, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrowers or any other Restricted Subsidiary of Borrowers, (iii) make loans or advances to Borrowers or any other Restricted Subsidiary of Borrowers, or (iv) transfer any of its property or assets to Borrowers or any other Restricted Subsidiary of Borrowers, except (a) as provided in this Agreement and (b) as may be provided in an executed agreement with respect to an Asset Sale permitted pursuant to subsection 7.7.

7.3              Investments; Acquisitions.

Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i)                  Borrowers and their Restricted Subsidiaries may make and own Investments in Cash Equivalents;

(ii)                Borrowers and their Restricted Subsidiaries may continue to own the Investments owned by them on the Petition Date and set forth on Schedule 7.3 annexed hereto;

(iii)               Borrowers and their Restricted Subsidiaries may hold intercompany loans to the extent permitted under subsection 7.1(vi); and

(iv)              Borrowers and their Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any sale of assets permitted by subsection 7.7.

7.4              Contingent Obligations.

Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                  Material Subsidiaries of Borrowers may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(ii)                Borrowers may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Prepetition Letters of Credit;

(iii)               Borrowers and their Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets permitted under subsection 7.7;

(iv)              Borrowers and their Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Borrowers or any of their Subsidiaries permitted by subsection 7.1; and

(v)                Borrowers and their Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto.

7.5              Restricted Junior Payments.

Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, (i) declare, order, pay, make or set apart any sum for any Restricted Junior Payment; (ii) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities for the purpose of paying when due) of any Prepetition Indebtedness or other pre-Petition Date obligations of such Person, (iii) pay any interest on any Prepetition Indebtedness of such Person (whether in cash, in kind securities or otherwise), or (iv) make any payment or create or permit any Lien pursuant to any provision of the Bankruptcy Code, or apply to the Court for the authority to do any of the foregoing; provided that, so long as no Event of Default exists or is continuing, a Borrower may make:

(i)                  payments to Prepetition Lenders under the Prepetition Credit Facilities, including (a) monthly Cash payments of interest on the loans outstanding under the Prepetition Credit Facilities and (b) all fees, expenses, disbursements and other costs or liabilities of any financial advisors, accountants, auditors, appraisers, attorneys and other professionals retained by Prepetition Lenders (including, without limitation, reasonable time-charges of in-house counsel); provided that, except as set forth in subsection 6.8C, such loans outstanding under the Prepetition Credit Facilities shall bear interest at the applicable non-default rate of interest for Base Rate Loans (as defined in the Prepetition Credit Facilities) and such interest shall be calculated in accordance with subsection 2.2A of the Prepetition Credit Facilities; provided further that in consideration of such monthly Cash payments, Prepetition Lenders shall agree to waive any and all claims for default interest under the Prepetition Credit Facilities;

(ii)                payments to Prepetition Lenders provided for under subsection 6.8;

(iii)               payments permitted under subsection 2.16;

(iv)              payments of Prepetition Indebtedness or other pre-Petition Date obligations pursuant to First Day Motions and other motions, applications or stipulations approved by the Court and not objected to by DIP Agent;

(v)                payments on intercompany loans permitted under subsection 7.1(vi);

(vi)              payments of Patronage Dividends made solely in common equity of Company; and

(vii)             as specifically permitted by DIP Agent and Requisite Lenders.

7.6              Budget Covenants.

Borrowers shall not permit (i) actual "Operating Revenue" for Borrowers and their Subsidiaries for any five week period, calculated in a manner consistent with the Budget delivered to DIP Lenders on the Closing Date and as reported in the Variance Reports for such weeks, to be less than 80% of the "Operating Revenue" projected for the Borrowers and their Subsidiaries for such five week period in the Budget; (ii) the "Total Utilization" for any week, calculated in a manner consistent with the Budget delivered to DIP Lenders on the Closing Date and as reported in the Variance Report for such week,  to exceed 110% of the "Total Utilization" projected for such week in the Budget; or (iii) the "Excess Availability" calculated in a manner consistent with the Budget delivered to DIP Lenders on the Closing Date and as reported in the Variance Report for any week, to be less than an amount equal to the greater of (a) the "Excess Availability" specified for such week in the Budget minus $15,000,000 and (b) ($25,000,000) (a negative number).

7.7              Restriction on Fundamental Changes; Asset Sales.

Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, alter the corporate, capital or legal structure of Borrowers or any of their Restricted Subsidiaries or any Joint Venture, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Restricted Subsidiary or Joint Venture, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                  Borrowers and their Restricted Subsidiaries may make Asset Sales in accordance with the Asset Sale Program on terms and conditions acceptable to Agent provided, that the consideration received for such assets shall consist solely of cash (unless Agent otherwise agrees) and shall be in an amount at least equal to the fair market value thereof;

(ii)                Borrowers and their Restricted Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

(iii)               Borrowers and their Restricted Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business.

7.8              Remedies of DIP Agent.

No Borrower shall, nor shall a Borrower permit any of its Restricted Subsidiaries to, seek to obtain any stay on the exercise of the remedies available to DIP Agent under this Agreement nor shall they support or encourage any such action by any other Person.

7.9              Transactions with Shareholders and Affiliates.

No Borrower shall, nor shall any Borrower shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of a Borrower or with any Affiliate of a Borrower or of any such holder, on terms that are less favorable to a Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between a Borrower and any of its wholly-owned Restricted Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Governing Bodies of Borrowers and their Restricted Subsidiaries.

7.10          Sales and Lease-Backs

No Borrower shall, nor shall a Borrower  permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that a Borrower or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than a Borrowers or any of its Material Subsidiaries) or (ii) that a Borrower or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by a Borrower or any of its Subsidiaries to any Person (other than a Borrower or any of its Material Subsidiaries) in connection with such lease.

7.11          Conduct of Business.

From and after the Closing Date, no Borrower shall, nor shall a Borrower permit any of its Restricted Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Borrower and its Restricted Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite DIP Lenders.

7.12          Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness.

A.                 Amendments or Waivers of Certain Agreements.  Borrowers shall not agree to any material amendment to, or waive any of their material rights under, the Demand Loan Certificates and the Indenture under which the Demand Loan Certificates were issued or under any Related Agreements after the Closing Date, without in each case obtaining the prior written consent of Requisite DIP Lenders to such amendment or waiver; provided, however, that the foregoing shall not apply to agreements governing Joint Venture indebtedness to the extent after exercising their Best Efforts Borrowers have no ability to consent or withhold consent to any such amendment or waiver.  Upon receipt, Borrowers shall promptly provide DIP Agent with copies of all material amendments, modifications or supplements to any of the Related Agreements.

B.                 Amendments or Supplements to Documents Relating to Subordinated Indebtedness.  Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Borrowers or DIP Lenders.

7.13          Fiscal Year.

Borrowers shall not change their Fiscal Year-end from that in effect on the Closing Date.

7.14          Cash Management Systems.

Borrowers' cash management system is described on Schedule 7.14 of the Prepetition Credit Facilities.  Borrowers shall cause each of their Restricted Subsidiaries to transfer all net cash balances in such Restricted Subsidiaries' Deposit Accounts or other cash management accounts into the Concentration Account on a regular basis in accordance with Borrowers' historical cash management procedures but in any event no less frequently than weekly or as otherwise reasonably required by DIP Agent.

7.15          Sale or Discount of Receivables.

No Borrower shall, nor shall a Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of their notes or accounts receivable, except as provided in subsection 2.10D.

7.16          Chapter 11 Claims.

Without limiting the provisions of subsection 7.2 hereof, no Borrower or any Subsidiary thereof shall incur, create, assume, suffer or permit any claim or Lien or encumbrance against it or any of its property or assets in any Chapter 11 Case (other than the claims specifically referred to in subsection 2.16 and the Borrowing Orders but only to the extent therein described) to be pari passu with or senior to the claims of DIP Agent, and DIP Lenders against any Borrower or Subsidiary thereof in respect of the DIP Obligations hereunder, or apply to the Court for authority to do so, except to the extent permitted herein.

7.17          Agreements.

No Borrower nor any Material Subsidiary thereof shall assume, reject, cancel, terminate, breach or modify (whether pursuant to Section 365 of the Bankruptcy Code, or any other applicable law), (i) any Prepetition Indebtedness, (ii) any Material Contract or (iii) any other agreement, contract, instrument or other document to which it is a party which assumption, rejection, cancellation, termination, breach or modification could reasonably be expected to result in a Material Adverse Effect.

Section 8.                EVENTS OF DEFAULT

Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court, the occurrence of any one or more of the following events, regardless of the reason therefore, shall constitute an "Event of Default" hereunder:

8.1              Failure to Make Payments When Due.

Failure by Borrowers to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay when due any amount payable to an Issuing DIP Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrowers to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2              Default in Post-Petition Liabilities.

Failure of Borrowers or any of their Restricted Subsidiaries to pay when due any post-petition liability or post-petition Contingent Obligation in each case beyond the end of any grace period provided for therein; or

8.3              Breach of Certain Covenants.

Failure of Borrowers to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4              Breach of Warranty.

Any representation, warranty, certification or other statement made by Borrowers or any of their Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrowers or any of their Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5              Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 15 days after the earlier of (i) an Officer of Borrowers or such Loan Party becoming aware of such default or (ii) receipt by Borrowers and such Loan Party of notice from DIP Agent or any DIP Lender of such default; or

8.6              Bankruptcy Proceeding Events.

With respect to the Chapter 11 Cases, (i) the entry of an order which has not been withdrawn, dismissed or reversed:

(a)     authorizing any Borrower in any of the Chapter 11 Cases to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code, or authorizing any Person to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (except as provided in the Interim Borrowing Order or the Final Borrowing Order) authorizing the use of cash collateral without Requisite DIP Lenders prior written consent under Section 363(c) of the Bankruptcy Code;

(b)     appointing an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of an examiner in any of the Chapter 11 Cases having enlarged powers relating to the operation of the business of Borrowers (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(c)     without the prior written consent of DIP Agent and Requisite DIP Lenders, dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code;

(d)     the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral or on any other property or assets of any Loan Party with a fair market value in excess of $500,000 for any individual asset or in excess of $1,000,000 for all such assets in the aggregate, or (y) with respect to any Lien of, or the granting of any Lien on any Collateral or any other property or assets of any Loan Party with a fair market value in excess of $500,000 for any individual asset or in excess of $1,000,000 for all such assets in the aggregate to, any State or local environmental or regulatory agency or authority;

(e)     without the prior written consent of Requisite DIP Lenders, or such other Dip Lenders as may be required by subsection 10.6, amending, supplementing, staying, reversing, vacating or otherwise modifying any of the Interim Borrowing Order, the Final Borrowing Order or this Agreement or any other Loan Document or any of DIP Agent's or DIP Lenders' rights, benefits, privileges or remedies under the  Interim Borrowing Order, the Final Borrowing Order, this Agreement or any other Loan Document;

(f)     without the prior written consent of all DIP Lenders, filing a plan of reorganization for any Borrower or Borrowers or any modification thereto, unless such plan provides for the payment (or cash collateralization in the case of Contingent Obligations) of all DIP Obligations and Prepetition Obligations in full in cash on the effective date thereof;

(g)     consolidating or combining any Loan Party with any other Person (other than a Borrower) except pursuant to a confirmed plan of reorganization with the prior written consent of DIP Lenders as contemplated in the plan of reorganization;

(h)     approving, or there shall arise, any other administrative expense claim (other than those specifically referred to in subsection 2.16 having any priority over, or being pari passu with the administrative expense priority of the DIP Obligations in respect of any of the Chapter 11 Cases); or (ii) the filing by any Borrower of a motion, application or other petition to effect or consent to any order referred to in the foregoing clause (i).

8.7              Final Borrowing Order.

The Court shall fail to enter a Final Borrowing Order within forty-five (45) days after the Petition Date approving, among other things, this Agreement and the other Loan Documents and the transaction contemplated hereunder and thereunder; or

8.8              Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process as to a post-Petition Date liability or debt involving in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower or any of their Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9              Dissolution.

Any order, judgment or decree shall be entered against any Borrower or any of their Restricted Subsidiaries decreeing the dissolution or split up of any Borrower or any Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10          Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in excess of an individual or aggregate amount which would reasonably be expected to result in a Material Adverse Effect during the term of this Agreement; or the excess of (1) the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of Section 412 of the Internal Revenue Code or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed an amount that, if payable, would reasonably be expected to result in a Material Adverse Effect; or

8.11          Change in Control.

A Change in Control shall have occurred; or

8.12          Invalidity of Guaranty; Failure of Security; Repudiation of DIP Obligations.

At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all DIP Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the DIP Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or DIP Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby, in each case for any reason other than the failure of DIP Agent or any DIP Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by DIP Lenders, under any Loan Document to which it is a party:

8.13          Plan of Reorganization.  Failure of the Borrowers to file a plan of reorganization approved by all DIP Lenders (such approval not to be unreasonably withheld) by the date that is 180 days after the Petition Date (it being agreed, however, that it shall be reasonable for DIP Lenders to withhold approval of any plan that does not provide for the payment (or cash collateralization in the case of Contingent Obligations) of all DIP Obligations and Prepetition Obligations in full in cash on the effective date thereof).

8.14          Surety Bonds.  Any surety bond maintained by or for the benefit of either Borrower or any of their respective Material Subsidiaries shall expire, be revoked, terminated or modified resulting in the material impairment of the ability of a Borrower or one or more of its Material Subsidiaries to legally conduct its business in the manner conducted prior to such expiration, revocation, termination or modification.

THEN (i) upon the occurrence of any Event of Default DIP Agent shall, upon written request or with the written consent of Requisite DIP Lenders, by written notice to Borrowers, (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court), declare (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other DIP Obligations immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and the obligation of each DIP Lender to make any Loan, the obligation of DIP Agent to issue any Letter of Credit and the right of any DIP Lender to issue any Letter of Credit hereunder shall thereupon terminate, provided that the foregoing shall not affect in any way the obligations of DIP Lenders under subsection 3.3C(i).  Any amounts described in clause (b) above, when received by DIP Agent, shall be held by DIP Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Further upon the occurrence and during the continuance of any Event of Default, DIP Agent may, and upon the written request of Requisite DIP Lenders, shall (i) exercise all rights and remedies of DIP Agent set forth in any of the CollateralDocuments, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC; (ii) revoke Borrowers' rights to use cash collateral in which DIP Agent has an interest; and (iii) foreclose the security interest granted in the Real Property Assets in accordance with the terms and conditions of any mortgage, deed of trust, assignment of rents or fixture filing filed or recorded with respect to such assets as contemplated by this Agreement (or if no such document or instrument has been filed or recorded, then DIP Agent may foreclose upon the security interest granted in such Collateral pursuant to the terms of this Agreement by taking, at its option, one or more of the following actions:  (w) DIP Agent may foreclose upon Collateral comprising Real Property Assets using the same procedures contemplated to be employed under the Security Agreement with respect to the foreclosure of security interests in the Collateral covered thereby, (x) DIP Agent may foreclose upon such assets using the procedures set forth in any other security instrument of record that has been recorded against such Real Property Asset, including, without limitation, the procedural provisions set forth in the mortgages or deeds of trust securing the obligations of the Borrowers under the Prepetition Credit Facilities, or (y) DIP Agent may elect to foreclose by employing procedures that are customary in the jurisdiction in which the specific Real Property Asset is located, and the Borrowers hereby specifically consent and agree to the election made and the actions taken with respect thereto by the Agent).  Notwithstanding the foregoing, in no event shall DIP Agent be required to provide in excess of 30 days notice to any party concerning the foreclosure of any Real Property Asset.  DIP Agent may also postpone or reschedule any sale by public announcement at the scheduled time and place of such sale or by noticing a subsequent sale.  Finally, Borrowers agree that any party may purchase at any foreclosure sale of Real Property Assets, including DIP Agent and any of the other DIP Lenders, and Borrowers hereby covenant to warrant and defend the title of such purchaser or purchasers.

Any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, with respect to the foregoing, DIP Agent shall give Loan Parties and counsel to any official committees in respect of the Chapter 11 Cases and the office of the United States Trustee five Business Days prior written notice (which notice shall be delivered by facsimile or overnight courier) of the exercise of its rights and remedies with respect to the Collateral and file a copy of such notice with the clerk of the Court; provided, that such notice shall not be required prior to the termination of the Revolving DIP Loan Commitments or the Borrowers' rights to use  Cash Collateral.  Neither DIP Agent nor DIP Lenders shall have any obligation of any kind to make a motion or application to the Court to exercise their rights and remedies set forth or referred to in this Agreement or in the other Loan Documents.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

Borrowers waive (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by DIP Agent or DIP Lenders on which Loan Parties may in any way be liable and hereby ratify and confirm whatever DIP Agent and DIP Lenders may lawfully do in this regard, (ii) subject to the notice provisions of the preceding paragraph, all rights to notice and hearing prior to DIP Agent's taking possession or control of, or to DIP Agent or DIP Lenders reply, attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing DIP Agent or DIP Lenders to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws.  Borrowers acknowledge they have been advised by counsel of their choice with respect to the effect of the foregoing waivers and this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

Section 9.                DIP AGENT

9.1              Appointment.

A.                 Appointment of DIP Agent.  DB is hereby appointed DIP Agent hereunder and under the other Loan Documents.  Each DIP Lender hereby authorizes DIP Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  DIP Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of DIP Agent and DIP Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, DIP Agent (other than as provided in subsection 2.1D) shall act solely as an agent of DIP Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers or any other Loan Party.

B.                 Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case DIP Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that DIP Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-Agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

In the event that DIP Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to DIP Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either DIP Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to DIP Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to DIP Agent shall be deemed to be references to DIP Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from a Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by DIP Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by DIP Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by DIP Agent until the appointment of a new Supplemental Collateral Agent.

9.2              Powers and Duties; General Immunity.

A.                 Powers; Duties Specified.  Each DIP Lender irrevocably authorizes DIP Agent to take such action on such DIP Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to DIP Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  DIP Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  DIP Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  DIP Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any DIP Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon DIP Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                 No Responsibility for Certain Matters.  DIP Agent shall not be responsible to any DIP Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by DIP Agent to DIP Lenders or by or on behalf of Borrowers to such DIP Agent or any DIP Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any DIP Obligations, nor shall  DIP Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, DIP Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.                 Exculpatory Provisions.  Neither DIP Agent nor any of its officers, directors, employees or agents shall be liable to DIP Lenders for any action taken or omitted by DIP Agent under or in connection with any of the Loan Documents except to the extent caused by such agent's gross negligence or willful misconduct.  DIP Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until DIP Agent shall have received instructions in respect thereof from Requisite DIP Lenders (or such other DIP Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite DIP Lenders (or such other DIP Lenders, as the case may be), DIP Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) DIP Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrowers and their Restricted Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no DIP Lender shall have any right of action whatsoever against DIP Agent as a result of DIP Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite DIP Lenders (or such other DIP Lenders as may be required to give such instructions under subsection 10.6).

D.                DIP Agent Entitled to Act as DIP Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, DIP Agent in its individual capacity as a DIP Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, DIP Agent shall have the same rights and powers hereunder as any other DIP Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "DIP Lender" or "DIP Lenders" or any similar term shall, unless the context clearly otherwise indicates, include DIP Agent in its individual capacity.  DIP Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to DIP Lenders.

9.3              Independent Investigation by DIP Lenders; No Responsibility For Appraisal of Creditworthiness.

Each DIP Lender agrees that it has made its own independent investigation of the financial condition and affairs of Borrowers and their Restricted Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrowers and their Restricted Subsidiaries.  DIP Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of DIP Lenders or to provide any DIP Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and DIP Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to DIP Lenders.

9.4              Right to Indemnity.

Each DIP Lender, in proportion to its Pro Rata Share, severally agrees to indemnify DIP Agent and its officers, directors, employees, agents, attorneys, professional advisors and affiliates to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by DIP Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against DIP Agent or and other such Persons in exercising the powers, rights and remedies of DIP Agent or performing duties of DIP Agent hereunder or under the other Loan Documents or otherwise in its capacity as DIP Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no DIP Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from DIP Agent's gross negligence or willful misconduct.  If any indemnity furnished to DIP Agent or any other such Person for any purpose shall, in the opinion of DIP Agent, be insufficient or become impaired, DIP Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5              Successor DIP Agents.

DIP Agent may resign at any time by giving 30 days' prior written notice thereof to DIP Lenders and Company.  Upon any such notice of resignation, Requisite DIP Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor DIP Agent.  Upon the acceptance of any appointment as DIP Agent hereunder by a successor DIP Agent, that successor DIP Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring DIP Agent and the retiring DIP Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring DIP Agent's resignation hereunder as DIP Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was DIP Agent under this Agreement.

9.6              Collateral Documents and Subsidiary Guaranty.

Each DIP Lender hereby further authorizes DIP Agent, on behalf of and for the benefit of DIP Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of DIP Lenders under Subsidiary Guaranty, and each DIP Lender agrees to be bound by the terms of each Collateral Document and Subsidiary Guaranty; provided that DIP Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral in excess of $10,000,000 per Fiscal Year (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of such DIP Lenders as may be provided for in subsection 10.6; provided further, however, that, without further written consent or authorization from DIP Lenders, DIP Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite DIP Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrowers) pursuant to a sale or other disposition permitted hereunder or to which Requisite DIP Lenders have otherwise consented.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrowers, DIP Agent and each DIP Lender hereby agree that (1) no DIP Lender shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by DIP Agent for the benefit of DIP Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by DIP Agent on any of the Collateral pursuant to a public or private sale, DIP Agent or any DIP Lender may be the purchaser of any or all of such Collateral at any such sale and DIP Agent, as agent for and representative of DIP Lenders (but not any DIP Lender or DIP Lenders in its or their respective individual capacities unless Requisite DIP Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the DIP Obligations as a credit on account of the purchase price for any collateral payable by DIP Agent at such sale.

9.7              DIP Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrowers or any of the Restricted Subsidiaries of Borrowers, DIP Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether DIP Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                  to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other DIP Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of DIP Lenders and DIP Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of DIP Lenders and DIP Agent and their agents and counsel and all other amounts due DIP Lenders and DIP Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)                to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each DIP Lender to make such payments to DIP Agent and, in the event that DIP Agent shall consent to the making of such payments directly to DIP Lenders, to pay to DIP Agent any amount due for the reasonable compensation, expenses, disbursements and advances of DIP Agent and its agents and counsel, and any other amounts due DIP Agent under subsections 2.3 and 10.2 hereof.

Nothing herein contained shall be deemed to authorize DIP Agent to authorize or consent to or accept or adopt on behalf of any DIP Lender any plan of reorganization, arrangement, adjustment or composition affecting the DIP Obligations or the rights of any DIP Lenders or to authorize DIP Agent to vote in respect of the claim of any DIP Lender in any such proceeding.

Section 10.            MISCELLANEOUS

10.1          Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.                 General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of DIP Lenders (it being understood that DIP Lenders' rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Borrowers' rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrowers without the prior written consent of all DIP Lenders.  Subject to subsection 10.1B, each DIP Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other DIP Obligations owed to it; provided that, except as provided in subsection 10.5, no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by DIP Agent and recorded in the Register as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the applicable Revolving DIP Loan Commitment and the applicable Revolving DIP Loans of the DIP Lender effecting such sale, assignment, transfer or participation.  Except as otherwise provided in this subsection 10.1, no DIP Lender shall, as between Borrowers and such DIP Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other DIP Obligations owed to such DIP Lender.

B.                 Assignments.

(i)                  Amounts and Terms of Assignments.  Each Commitment, Loan, Letter of Credit or participation therein, or other DIP Obligation may (a) be assigned in any amount to another DIP Lender, or to an Affiliate or Affiliated Fund of the assigning DIP Lender or another DIP Lender, with the giving of notice to Borrowers and DIP Agent and with the consent of DIP Agent (which consent shall not be unreasonably withheld or delayed) or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other DIP Obligations of the assigning DIP Lender) to any other Eligible Assignee with the giving of notice to Borrowers and with the consent of DIP Agent (which consent shall not be unreasonably withheld or delayed); provided, that (i) each assignment of any Revolving B DIP Loan Commitment or Revolving B DIP Loan shall also be an assignment of a like percentage of the assigning DIP Lender's Revolving A Loan Commitments and Revolving A Loans under the Prepetition Credit Facilities, and (ii) each assignment of any Revolving Loan Commitment or Revolving Loan under the Prepetition Credit Facilities shall also be an assignment of a like percentage of the assigning DIP Lender's Revolving B DIP Loan Commitments and Revolving B DIP Loans.  To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning DIP Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other DIP Obligations or the portion thereof so assigned.  The parties to each such assignment shall execute and deliver to DIP Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to DIP Agent pursuant to subsection 2.7B(iii)(a).  Upon such execution, delivery acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a DIP Lender hereunder and (z) the assigning DIP Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning DIP Lender's rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such DIP Lender is the Issuing DIP Lender with respect to any outstanding Letters of Credit such DIP Lender shall continue to have all rights and obligations of an Issuing DIP Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder).  If any such assignment occurs after the issuance of the Notes hereunder, the assigning DIP Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to DIP Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning DIP Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving A DIP Loans and/or outstanding Revolving B DIP Loans, as the case may be, of the assignee and/or the assigning DIP Lender.

(ii)                Acceptance by DIP Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning DIP Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to DIP Agent pursuant to subsection 2.7B(iii)(a), DIP Agent shall, if DIP Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of DIP Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrowers.  DIP Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

C.                 Participations.  The holder of any participation, other than an Affiliate of the DIP Lender granting such participation, shall not be entitled to require such DIP Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrowers hereunder (including amounts payable to such DIP Lender pursuant to subsection 2.7) shall be determined as if such DIP Lender had not sold such participation.  Borrowers and each DIP Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Borrowers to the participant and (b) the participant shall be considered to be a "DIP Lender".

D.                Assignments to Federal Reserve Banks.  In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any DIP Lender may assign and pledge all or any portion of its Loans, the other DIP Obligations owed to such DIP Lender, and its Note or Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no DIP Lender shall, as between Borrowers and such DIP Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "DIP Lender" or be entitled to require the assigning DIP Lender to take or omit to take any action hereunder.

E.                 Information.  Each DIP Lender may furnish any information concerning Borrowers and their Restricted Subsidiaries in the possession of that DIP Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.                  Agreements of DIP Lenders.  Each DIP Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each DIP Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such DIP Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

G.                Patronage Payments.  Borrowers acknowledge and agree that:  (i) only that portion of the Loans represented by CoBank's Pro Rata Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank's bylaws and its practices and procedures related to patronage distribution; and (ii) any patronage, or similar payments to which Borrowers are entitled on account their ownership of CoBank Equity Interests or otherwise will not be based on any portion of CoBank's interest in the Loans in which CoBank has at any time granted a participation interest.

10.2          Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrowers (including any opinions requested by DIP Agent or DIP Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to DIP Agent (including local counsel and allocated costs of internal counsel) and the other DIP Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of DIP Agent on behalf of DIP Lenders pursuant to any Loan Document, including costs of conducting record searches, examining Collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), costs of title insurance premiums, real estate survey costs, and fees and taxes in connection with the filing of financing statements, costs of preparing and recording Loan Documents, fees and expenses of counsel for providing such opinions as DIP Agent or Requisite DIP Lenders may reasonably request, and fees and expenses of legal counsel to DIP Agent; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by DIP Agent or its counsel) of obtaining and reviewing any appraisals provided for under this Agreement and any environmental audits or reports provided for under this Agreement; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by DIP Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (viii) all costs and expenses, including reasonable attorneys' fees of DIP Agent's counsel (including allocated local counsel and costs of internal counsel) and costs of settlement, incurred by DIP Agent and DIP Lenders in enforcing any DIP Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases; and (ix) all costs and expenses, including reasonable attorneys' fees of DIP Agent's counsel (including local counsel and allocated costs of internal counsel) in connection with the monitoring of the Chapter 11 Cases.  Without limiting the generality of the foregoing, if, at any time or times, regardless of the existence of an Event of Default, DIP Agent or any DIP Lender shall incur reasonable expenses itself or employ counsel or other professional advisors, including, but not limited to, environmental, financial and management consultants, for advice or other representation or shall incur legal, appraisal, accounting, consulting or other reasonable costs and expenses in connection with:

(i)                  any litigation, contest, dispute, suit, proceeding or action (whether instituted by DIP Agent, any DIP Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against any Borrower or any other Person that may be obligated to DIP Agent or any DIP Lender by virtue of the Loan Documents, under the Bankruptcy Code, or any other applicable Federal, state, or foreign bankruptcy or other similar law;

(ii)                any attempt to enforce any rights or remedies of DIP Agent or any DIP Lender against any Borrower, or any other Person that may be obligated to DIP Agent or any DIP Lender by virtue of being a party to any of the Loan Documents;

(iii)               any attempt to appraise, inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral, including without limitation, obtaining and reviewing any environmental audits or reports provided for under subsection 3.1; or

(iv)              any Chapter 11 Case (including, without limitation, the on-going monitoring by DIP Agent of any Chapter 11 Case, including attendance by DIP Agent and their counsel at hearings or other proceedings and the on-going review of documents filed with a Court in respect thereof) and DIP Agent's and DIP Lenders' interests with respect to any Borrower (including, without limitation, the on-going review of any Borrower's business, assets, operations, prospects or financial condition as DIP Agent shall deem necessary), the Collateral or the DIP Obligations;

then, and in any such event, the reasonable fees and expenses incurred by DIP Agent, such DIP Lender and such attorneys and other professional advisors and consultants arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this subsection 10.2 shall be payable, on demand, by Borrowers to DIP Agent and such DIP Lender and shall be additional DIP Obligations secured under the Collateral Documents and the other Loan Documents.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and experts' fees, costs and expenses; appraisers' fees, costs and expenses; management and other consultants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; communication charges, air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services.

10.3          Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to defend, with counsel selected by Borrowers and reasonably acceptable to DIP Agent (provided no Event of Default or Potential Event of Default has occurred and is continuing in which event Indemnitees shall select such counsel), indemnify, pay and hold harmless DIP Agent and DIP Lenders, and the officers, directors, employees, agents, attorneys, accountants, advisors and affiliates of DIP Agent and DIP Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Chapter 11 Cases or the transactions contemplated hereby or thereby (including DIP Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any DIP Lender to Borrowers with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrowers or any of their Restricted Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4          Set-Off; Security Interest in Deposit Accounts.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each DIP Lender is hereby authorized by Borrowers at any time or from time to time, without notice to Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that DIP Lender or any Affiliate of such DIP Lender to or for the credit or the account of Borrowers and each other Loan Party against and on account of the obligations and liabilities of Borrowers or any other Loan Party to that DIP Lender (or any Affiliate of such DIP Lender) or to any other DIP Lender (or any Affiliate of any other DIP Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that DIP Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.  Upon receiving notice of any setoff pursuant to this subsection 10.4, DIP Agent shall provide notice thereof to Borrowers, provided that DIP Agent shall have no liability for any failure to provide such notice.  Each Borrower hereby further grants to DIP Agent and each DIP Lender a security interest in all deposits and accounts maintained with DIP Agent or such DIP Lender as security for the DIP Obligations.

10.5          Ratable Sharing.

DIP Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive any Collateral or proceeds thereof or payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that DIP Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such DIP Lender) that is greater than the proportion received by any other DIP Lender in respect of the Aggregate Amounts Due to such other DIP Lender, then the DIP Lender receiving such proportionately greater payment shall (i) notify DIP Agent and each other DIP Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other DIP Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all DIP Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing DIP Lender is thereafter recovered from such DIP Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing DIP Lender ratably to the extent of such recovery, but without interest.  Borrowers expressly consent to the foregoing arrangement and agree that any purchaser of an assignment so purchased may exercise any and all rights of a DIP Lender as to such assignment as fully as if that DIP Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing DIP Lender and each selling DIP Lender agree to enter into an Assignment Agreement at the request of a selling DIP Lender or a purchasing DIP Lender, as the case may be, in form and substance reasonably satisfactory to each such DIP Lender.

10.6          Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Borrowers therefrom, shall in any event be effective without the written concurrence of Requisite DIP Lenders; provided that any amendment, modification, termination, waiver or consent which:

(a)     extends the final scheduled maturity of any Loan or Note or postpones the date or reduces the amount of any scheduled payment or mandatory prepayment of principal of any Loan, or extends the stated maturity of any Letter of Credit beyond the applicable Commitment Termination Date, or reduces the rate or extends the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduces the principal amount thereof (except to the extent repaid in cash); or

(b)     releases all of the Collateral or Collateral with an aggregate value in excess of $25,000,000 in any Fiscal Year (except as expressly provided in the Loan Documents) under all the Collateral Documents, or releases any Subsidiary Guarantor (except as expressly provided in the Loan Documents) from its obligations under the Subsidiary Guaranty; or

(c)     amends, modifies or waives any provision of this subsection 10.6; or

(d)     reduces the percentage specified in the definitions of "Requisite DIP Lenders" (it being understood that, with the consent of Requisite DIP Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of Requisite DIP Lenders on substantially the same basis as the extensions of Revolving DIP Loan Commitments are included on the Closing Date);

(e)     consents to the assignment or transfer by Borrowers of any of their rights and obligations under this Agreement or any other Loan Document; or

(f)     changes in any manner of the provisions contained in the second paragraph of subsection 2.1C(ii);

shall be effective only if evidenced in a writing signed by or on behalf of all DIP Lenders (with DIP Obligations being directly affected in the case of clause (a) above).

In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the DIP Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of DIP Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing DIP Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of DIP Agent shall be effective without the written concurrence of DIP Agent, (iv) no amendment, modification, termination or waiver of any provision of subsection 2.4 or 6.8 which has the effect of changing any payments applicable to a Class (which, for purposes of this clause (iv) shall include Prepetition Lenders with outstanding Term Loans ("Prepetition Term Lenders") as a Class) in a manner that disproportionately disadvantages such Class relative to any other Class (or any other Class of Prepetition Lenders) shall be effective without the written concurrence of Requisite Class DIP Lenders (or, in the case of Prepetition Term Lenders, Requisite Class Lenders (as defined in the Prepetition Credit Facilities)) such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provisions which only postpones or reduces any payment from those set forth in subsection 2.4 or 6.8 with respect to one Class but not any other Class or Class of Prepetition Lenders shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class or Class of Prepetition Lenders for purposes of this clause (iv)), (v) no amendment, modification, termination or waiver of any provision of any Collateral Document which has the effect of terminating, waiving or otherwise changing the relative priority of the Liens of any Class of DIP Lender with respect to the Collateral or the rights, remedies or powers of any Class of DIP Lender or the exercise of such rights, remedies or powers with respect to the Collateral which is pledged, restricted or encumbered by such Collateral Document, as applicable, shall be effective without the written concurrence of all DIP Lenders of the affected Class, (vi) no amendment, modification, termination or waiver of any provision which increases the advance rate with respect to the Revolving B DIP Loans (except for the restoration by DIP Agent of an advance rate in whole or in part to its original level after the prior reduction thereof by DIP Agent) or of the definitions of "Eligible Accounts Receivable" or "Eligible Inventory" which makes such definitions less restrictive shall be effective without the written concurrence of all Revolving B DIP Lenders; and (vii) no amendment which increases the Commitment or the Pro Rata Share of any DIP Lender shall be effective without the consent of that DIP Lender.  DIP Agent may, but shall have no obligation to, with the concurrence of any DIP Lender, execute amendments, modifications, waivers or consents on behalf of that DIP Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each DIP Lender at the time outstanding, each future DIP Lender and, if signed by Borrowers, on Borrowers.

10.7          Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8          Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to DIP Agent shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrowers and DIP Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to DIP Agent.

10.9          Survival of Representations, Warranties and Agreements.

A.                 All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.                 Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.7, 3.5A, 10.2, 10.3 and 10.4 and the agreements of DIP Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10      Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an DIP Agent or any DIP Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11      Marshalling; Payments Set Aside.

Neither any DIP Agent nor any DIP Lender shall be under any obligation to marshal any assets in favor of Borrowers or any other party or against or in payment of any or all of the DIP Obligations.  To the extent that Borrowers make a payment or payments to DIP Agent or DIP Lenders (or to DIP Agent for the benefit of DIP Lenders), or DIP Agents or DIP Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12      Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13      Obligations Several; Independent Nature of DIP Lenders' Rights.

The obligations of DIP Lenders hereunder are several and no DIP Lender shall be responsible for the obligations or Commitments of any other DIP Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by DIP Lenders pursuant hereto or thereto, shall be deemed to constitute DIP Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each DIP Lender shall be a separate and independent debt, and each DIP Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other DIP Lender to be joined as an additional party in any proceeding for such purpose.

10.14      Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15      Applicable Law.

SUBJECT TO THE JURISDICTION OF THE COURT, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16      Construction of Agreement.

Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17      Consent to Jurisdiction and Service of Process.

SUBJECT TO THE JURISDICTION OF THE COURT, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN THE COURT.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)     ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE COURT;

(II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)     AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN THE COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)     AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN THE COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)     AGREES THAT DIP LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND

(VI)     AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18      Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE DIP LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19      Confidentiality.

Each DIP Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such DIP Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a DIP Lender may make (a) disclosures to Affiliates and professional advisors of such DIP Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such DIP Lender of any Loans or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such assignee, transferee, participant, contractual counterparty or professional advisor agrees in writing to keep such information confidential to the same extent required of the DIP Lenders hereunder, or (c) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process and that no written or oral communications from counsel to an DIP Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a DIP Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each DIP Lender shall notify Borrowers of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such DIP Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any DIP Lender be obligated or required to return any materials furnished by Borrowers or any of their Restricted Subsidiaries.

10.20      Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

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FIRST AMENDED AND RESTATED

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

AND

ADEQUATE PROTECTION STIPULATION

Dated as of June 5, 2002

among

FARMLAND INDUSTRIES, INC.

and

FARMLAND FOODS, INC.,
as Borrowers,

THE LENDERS PARTY HERETO,

as DIP Lenders

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as DIP Agent,

DEUTSCHE BANK SECURITIES INC.,

as Lead Arranger

and

Sole Book Running Manager

2.4     Repayments, Prepayments and Reductions in Revolving DIP Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty......................................45

7.12     Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness....................................................................................................................................................104

EXHIBITS

I     FORM OF NOTICE OF BORROWING

II     FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

III     FORM OF REVOLVING A DIP NOTE

IV     FORM OF REVOLVING B DIP NOTE

V     FORM OF OPINION OF BORROWERS' COUNSEL

VI     FORM OF ASSIGNMENT AGREEMENT

VII     FORM OF SUBSIDIARY GUARANTY

VIII     FORM OF SECURITY AGREEMENT

IX     FORM OF INTERIM BORROWING ORDER

SCHEDULES

2.1          LENDERS' COMMITMENTS AND PRO RATA SHARES

2.16          LIENS WITH PRIORITY OVER LENDERS' LIENS

3.1          PREPETITION LETTERS OF CREDIT

5.1          SUBSIDIARIES OF COMPANY

5.1E          JOINT VENTURES

5.2E          DOCUMENTS SUBJECT TO RESTRICTIONS ON TRANSFER

5.2F          PREPETITION INDEBTEDNESS

7.1          CERTAIN EXISTING INDEBTEDNESS

7.2          CERTAIN EXISTING LIENS

7.2(vi)          CERTAIN EXISTING LIENS ON INVESTMENTS

7.3          CERTAIN EXISTING INVESTMENTS

7.4          CERTAIN CONTINGENT OBLIGATIONS